Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ASCEND TELECOM INFRASTRUCTURE PRIVATE LIMITED,

ASCEND TELECOM HOLDINGS LIMITED,

ROI Acquisition Corp. ii

and

NSR-PE MAURITIUS LLC

Dated July 23, 2015

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(continued)

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(continued)

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(continued)

Page
10.17	The ROI Agent	66

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EXHIBITS AND SCHEDULES

Exhibit A	—	Form of Governance Agreement
Exhibit B	—	Form of Ascend Telecom Holdings Limited Equity Incentive Plan
Exhibit C	—	Form of Letter Agreement
Exhibit D	—	Form of Registration Rights Agreement
Exhibit E	—	Form of Shareholder Lockup Agreement
Exhibit F	—	Form of Sponsor Lockup Agreement
Exhibit G	—	Form of Sponsor Warrant Forfeiture Agreement

Company’s

Disclosure Schedule

ROI’s Disclosure

Schedule

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into on July 23, 2015 by and among Ascend Telecom Infrastructure Private Limited, a private limited company organized under the laws of India (the “Company”), Ascend Telecom Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Holdco”), ROI Acquisition Corp. II, a Delaware corporation (“ROI”), and NSR-PE Mauritius LLC, a Mauritius private company limited by shares (“NSR”) solely for the limited purposes of Sections 1.4, 1.5, 1.6, 2.1(c), 2.2, 2.4, 2.20, 2.282.28, 2.29, 4.6, 4.12, 4.13, the second sentence of Section 4.18, 5.11, Article 7 and Article 10. All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article 9 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. The Company, Holdco, NSR and ROI may also be referred to collectively herein as the “Parties” and individually as a “Party.”

PRELIMINARY STATEMENTS

A.           ROI is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

B.           Holdco is a special purpose entity whose sole assets at the time of the Closing will consist of all of the issued and outstanding equity shares of NSR QSR PE Mauritius LLC, a Mauritius private company limited by shares (“NSR QSR”).

C.           NSR QSR is a special purpose entity whose sole assets at the time of the Closing will consist of 100% of the equity shares of the Company.

D.           The Company is an independent owner and provider of passive telecommunications infrastructure on a shared, multi-tenancy basis for wireless telecommunication operators in India.

E.           Immediately prior to the Effective Time, NSR QSR and the IL&FS Parties will, in the aggregate, own all of the issued and outstanding share capital of the Company.

F.           The Parties desire that ROI merge with and into Merger Sub (the “Merger”), with the shares of common stock of ROI, par value $0.0001 per share (the “ROI Stock”), held by the ROI Stockholders being converted into the right to receive such number of newly issued Shares, as further described herein, upon the terms and subject to the conditions set forth in this Agreement.

G.           Contemporaneously with the execution of this Agreement, NSR QSR, the Company, IL&FS, N.K. Tele Systems Limited (“NK Tele”) and N.K. Telecom Products Limited (“NK Telecom”, and collectively with NK Tele and IL&FS, the “IL&FS Parties”) are entering into that certain Share Purchase Agreement, dated as of the date hereof (the “IL&FS Purchase Agreement”), pursuant to which NSR QSR agrees to purchase from the IL&FS Parties, and the IL&FS Parties agree to sell to NSR QSR, 100% of the equity shares of the Company (the “Company Shares”) beneficially owned by the IL&FS Parties upon the terms and subject to the conditions set forth in the IL&FS Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and other valuable consideration herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

TRANSACTIONS

1.1	Merger.

(a)          In accordance with the terms and subject to the conditions of this Agreement, and in accordance with Section 18-209 of the Delaware Limited Liability Company Act (“DLLCA”) and Section 264 of the Delaware General Corporation Law (“DGCL”), ROI shall be merged with and into Merger Sub at the Effective Time. Following the Merger, the separate existence of ROI shall cease, and Merger Sub shall continue as the surviving company (the “Surviving Entity”) and shall continue to be governed by the applicable laws of the State of Delaware. Subject to the provisions of this Agreement, the Parties shall duly prepare and, at the Closing, execute and file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware with respect to the Merger and make all other filings or recordings as may be required by the DLLCA and the DGCL to make the Merger effective. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as the parties shall agree and as shall be set forth in the Certificate of Merger (such time as the Merger becomes effective is referred to in this Agreement as the “Effective Time”). The Merger shall have the effects set forth in the DLLCA and the DGCL.

(b)          The certificate of formation and limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation and limited liability company agreement of Merger Sub until thereafter amended as provided therein and in accordance with the DLLCA.

1.2           Conversion of ROI Stock. At the Effective Time, by virtue of the Merger, and without any action on the part of ROI, Merger Sub, the ROI Stockholders or the holders of any securities of Merger Sub, each share of ROI Stock issued and outstanding immediately prior to the Effective Time and held by the ROI Stockholders shall be automatically converted into the right to receive one Share (the “Merger Consideration”), and the holders thereof shall cease to have any further rights as holders of shares in the ROI Stock; provided however, that each ROI Stockholder holding ROI Stock who validly elected to receive a portion of the proceeds held in the Trust Account shall be entitled to receive only such portion of the Trust Account as provided for in ROI’s Organizational Documents and no Shares.

1.3	Payment and Delivery of Shares.

(a)          Immediately prior to the Effective Time, Holdco shall deposit, or shall cause to be deposited with Continental Stock Transfer & Trust Company or such other bank or trust company that may be designated by Holdco (the “Exchange Agent”), for the benefit of the ROI Stockholders, for exchange in accordance with this Section 1.3 through the Exchange Agent, the Shares issuable pursuant to Section 1.2 as of the Effective Time (such Shares hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Shares contemplated to be issued pursuant to Section 1.2 out of the Exchange Fund. Except as contemplated by Section 1.3(e)) hereof, the Exchange Fund shall not be used for any other purpose.

(b)          Solely if required by the Exchange Agent, as promptly as practicable after the Effective Time, Holdco shall cause the Exchange Agent to mail to each Person who was, at the Effective Time, a holder of record of shares of ROI Stock entitled to receive the Merger Consideration pursuant to Section 1.2: (i) a letter of transmittal (which shall be in customary form and shall specify that delivery of any certificates evidencing the shares of ROI Stock (the “Certificates”) shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or non-certificated shares of ROI Stock represented by book-entry (“Book-Entry Shares”) pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares for cancellation, together with such letter of transmittal (solely if required by the Exchange Agent), duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor that number of Shares which such holder has the right to receive pursuant to Section 1.2 (which shall be in book-entry form unless a physical certificate is requested), and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of ROI Stock that is not registered in the transfer records of ROI, the proper number of Shares to which such holder is entitled pursuant to Section 1.2 may be issued to a transferee if all documents required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid, together with the Certificate if such ROI Stock was certificated, are presented to the Exchange Agent. Until surrendered as contemplated by this Section 1.3 (or as otherwise permitted by the Exchange Agent), each Certificate or Book-Entry Shares shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Shares to which such holder is entitled pursuant to Section 1.2.

(c)          No dividends or other distributions declared or made after the Effective Time with respect to the Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the Shares represented thereby, until the holder of such Certificate or Book-Entry Shares shall surrender such Certificate or Book-Entry Shares. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate or Book-Entry Shares, there shall be paid to the holder of the Shares issued in exchange therefor, without interest, (i) promptly, the amount of any dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such Shares.

(d)          All Shares issued upon surrender of a Certificate or Book-Entry Shares in accordance with the terms of this Section 1.3 (or as otherwise permitted by the Exchange Agent) (including any cash paid pursuant to Section 1.3(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of ROI Stock formerly represented by the applicable Certificate or Book-Entry Shares.

(e)          Any portion of the Exchange Fund that remains undistributed to the holders of shares of ROI Stock for one year after the Effective Time shall be delivered to Holdco, upon demand, and any holders of shares of ROI Stock who have not theretofore complied with this Section 1.3 shall thereafter look only to Holdco for the Shares to which they are entitled pursuant to Section 1.2. Any portion of the Exchange Fund remaining unclaimed by holders of shares of ROI Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Holdco free and clear of any claims or interest of any Person previously entitled thereto.

(f)          None of the Exchange Agent, the Surviving Entity or the Company shall be liable to any ROI Stockholder for any such share of ROI Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g)          If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond, in such reasonable amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Shares to which the holders thereof are entitled pursuant to Section 1.2.

(h)          The Surviving Entity shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom under the Code, or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.4	Adjustments.

(a)          Within ninety (90) days after the Closing Date, NSR shall prepare, in accordance with IFRS, and deliver to the ROI Agent a statement (the “Closing Statement”) setting forth NSR’s calculation of (i) the Cash Amount and (ii) the Debt Amount, in each case, as of 11:59 P.M. Eastern Time of the Closing Date.

(b)          During the thirty (30) day period after delivery of the Closing Statement, NSR and Holdco shall make readily available to the ROI Agent all relevant books and records and any work papers (including those of the parties’ respective accountants) and all other items reasonably requested by the ROI Agent in order to verify the Closing Statement. If the ROI Agent reasonably determines that the calculations set forth in the Closing Statement are mathematically incorrect or that the Closing Statement has not been prepared in accordance with IFRS, the ROI Agent will deliver a detailed written statement (the “Objections Statement”) describing (a) which items on the Closing Statement have not been prepared in accordance with this Agreement, (b) the basis for the ROI Agent’s disagreement with the calculation of such items, and (c) the ROI Agent’s proposed dollar amount for each item in dispute, to NSR within thirty (30) days after delivery of the Closing Statement. If the ROI Agent fails to deliver an Objections Statement within such thirty (30) day period, then the Closing Statement shall become final and binding on all Parties. If the ROI Agent delivers an Objections Statement within such thirty (30) day period, then NSR and the ROI Agent will use commercially reasonable best efforts to resolve any such disputes, but if a final resolution is not obtained within thirty (30) days after the ROI Agent has submitted any Objections Statements, any remaining matters which are in dispute will be resolved by the Accountants, acting as experts and not as arbitrators, in accordance with this Section 1.4. NSR and the ROI Agent shall direct the Accountants to use their best efforts to render their determination within thirty (30) days after the dispute is submitted to the Accountants. The Accountants’ determination of such unresolved disputes will be final and binding upon all Parties; provided, however, that no such determination shall be any more favorable to NSR than is set forth in the Closing Statement or any more favorable to the ROI Agent than is proposed in the Objections Statement. The costs, expenses and fees of the Accountants shall be borne by Holdco. Each of NSR, the ROI Agent and Holdco shall make readily available to the Accountants all relevant books and records and any work papers (including those of the parties’ respective accountants) and all other items reasonably requested by the Accountants to resolve the disputed matters.

(c)          If the Net Adjustment Amount is a positive number, Holdco shall issue to NSR such number of Shares equal to the Net Adjustment Amount divided by ten, rounded down to the nearest whole Share. If the Net Adjustment Amount is a negative number, the ROI Agent and NSR shall issue joint instructions to the Escrow Agent to hold such number of Adjustment and Indemnity Shares equal to the absolute value of the Net Adjustment Amount, divided by ten, rounded down to the nearest whole Share, until the 12-month anniversary of the Closing Date, at which date NSR and ROI will instruct the Escrow Agent to release such Adjustment and Indemnity Shares to Holdco, and Holdco shall cancel and extinguish such Adjustment and Indemnity Shares transferred to Holdco pursuant to this Section 1.4(c).

1.5           Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of McDermott Will & Emery LLP in New York, New York, commencing at 10:00 a.m. Eastern Time on the second (2nd) Business Day following the satisfaction or waiver of all conditions of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as ROI and Holdco may mutually determine (the “Closing Date”). All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. Eastern Time on such date.

1.6           Escrow Account. At the Effective Time, NSR shall deposit into the escrow account designated by the Escrow Agent (the “Escrow Account”) the Adjustment and Indemnity Shares, which such Adjustment and Indemnity Shares shall be released from the Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY, NSR AND HOLDCO

Except as set forth in the Company’s Disclosure Schedule, (i) the Company, with respect to matters relating to the Company, (ii) Holdco, with respect to matters relating to Holdco, (iii) NSR, with respect to matters relating to NSR and NSR QSR only, severally and not jointly, represent and warrant to ROI as of the date hereof and as of the Closing Date, or if a representation or warranty is made as of a specified date, as of such specified date, that:

2.1	Organization, Qualification and Power.

(a)          The Company is a private limited company, duly organized and validly existing under the Laws of India, and the Company has the requisite power and authority to own, lease and operate its properties and carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to ROI correct and complete copies of the Organizational Documents, the minute book and share capital record books for the Company for the past two (2) years, other than (i) portions of minutes relating to the transactions contemplated by this Agreement, the sale process generally that culminated with the transactions contemplated by this Agreement or regarding any other Person who engaged with the Company or its advisors regarding a transaction similar to the transaction contemplated by this Agreement, and (ii) portions of any such minutes and records subject to attorney-client privilege.

(b)          Holdco is an exempt company, duly organized, validly existing and in good standing under the Laws of the Cayman Islands, and has the requisite power and authority to own, lease and operate its properties and carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)          NSR is a limited Mauritius company duly organized, validly existing and in good standing under the Laws of Mauritius, and has the requisite power and authority to own, lease and operate its properties and carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)          NSR QSR is a limited Mauritius company duly organized, validly existing and in good standing under the Laws of Mauritius, and has the requisite power and authority to own, lease and operate its properties and carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect

2.2           Authorization of Transaction. Each of the Company, Holdco and NSR has full entity power, authority and legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its respective obligations hereunder and thereunder. The execution and delivery by the Company, Holdco and NSR of this Agreement and the Ancillary Agreements to which it is a party and the performance by the Company, Holdco and NSR of the transactions contemplated hereby and thereby have been duly approved by all requisite entity action of the Company, Holdco and NSR, respectively. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which the Company, Holdco and NSR, as applicable, is a party shall constitute the valid and legally binding obligation of the Company, Holdco and NSR, as applicable, enforceable against the Company, Holdco and NSR, as applicable, in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Except (a) as set forth in Section 2.2 of the Company’s Disclosure Schedule, and (b) such Consents and Permits, the failure to make or obtain which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company, Holdco and NSR is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which the Company, Holdco or NSR is a party.

2.3	Capitalization and Subsidiaries.

(a)          As of immediately prior to the Closing, all of the Company Shares will be owned beneficially and of record by Holdco and the IL&FS Parties. The Company Shares represent 100% of the outstanding share capital or other ownership interests in the Company. All of the Company Shares have been duly authorized, are validly issued, fully paid, and non-assessable and have been issued without violation of any preemptive right or other right to purchase. Section 2.3(a)(i) of the Company’s Disclosure Schedule lists the Company’s authorized share capital and the record and beneficial owner of such share capital as of the date hereof. Except as set forth in Section 2.3(a)(ii) of the Company’s Disclosure Schedule, there are no (i) other share capital or other ownership interests in the Company or outstanding securities convertible or exchangeable into share capital or other ownership interests of the Company, (ii) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that would require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem share capital or other ownership interests in the Company, (iii) outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Company, and (iv) voting trusts, proxies or other Contracts with respect to the voting of the share capital or other ownership interests of the Company. Except as set forth on Section 2.3(a)(iii) of the Company’s Disclosure Schedule, the Company has no Subsidiaries.

(b)          As of the date hereof, the authorized share capital of Holdco is $50,000, divided into 50,000 shares, par value $1.00 per share, of which 1 share is issued and outstanding. As of immediately prior to the Closing, NSR and NSR Towers Mauritius, LLC will own all of the issued and outstanding equity securities of Holdco, free and clear of all Liens, except Permitted Liens.

(c)          As of the date hereof, the authorized share capital of NSR QSR is unlimited, par value $0.002 per share, of which 14,165,666,435 shares are issued and outstanding. As of immediately prior to the Closing, Holdco will own all of the issued and outstanding equity securities of NSR QSR, free and clear of all Liens, except Permitted Liens.

(d)          Upon the Closing, the Shares to be issued pursuant to the Merger in accordance with Section 1.2 will be duly authorized, validly issued, fully paid and non-assessable, and will be issued without violation of any preemptive rights of any third party, free and clear of all Liens, other than restrictions imposed by federal and state securities Laws.

2.4           Non-contravention. Except as set forth in Section 2.4 of the Company’s Disclosure Schedule, neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which the Company, NSR or Holdco, as applicable, is a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate or conflict with any Law or Order to which the Company, NSR or Holdco, as applicable, is subject, (ii) violate or conflict with any provision of the Company’s, NSR’s or Holdco’s respective Organizational Documents, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or payment under any Contract or Permit to which the Company, NSR or Holdco, as applicable, is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except for any such violations or conflicts which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.5           Brokers’ Fees. Except as set forth in Section 2.5 of the Company’s Disclosure Schedule, neither the Company nor Holdco has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

2.6           Assets. As of the date hereof:

(a)          except as set forth in Section 2.6(a) of the Company’s Disclosure Schedule, or as would not be material to the operation of the business, the Company has good and marketable title to, or a valid leasehold interest or license in, all material personal property (excluding, for the avoidance of doubt, Intellectual Property) reasonably necessary for the conduct of its business as currently conducted, free and clear of all Liens, except for Permitted Liens;

(b)          all such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company are reasonably in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and suitable in all material respects for the purposes for which they are presently used; and

(c)          except as set forth in Section 2.6(c) of the Company’s Disclosure Schedule, or as would not be material to the business, (a) the utility services currently available to each Tower Site are reasonably adequate for the present use of each such site by the Company and are being supplied by utility companies with the necessary utilities for the present use of each such site by the Company, and (b) the Company has obtained all material easements and rights-of-way that are reasonably necessary for ingress and egress to and from the Real Property and each Tower Site.

2.7           Financial Statements; Interim Conduct.

(a)          Attached to Section 2.7(a) of the Company’s Disclosure Schedule are correct and complete copies of the following financial statements of the Company (collectively, the “Financial Statements”): unaudited balance sheets, statements of income, shareholders’ equity and cash flows as of and for the fiscal years ended March 31, 2013, March 31, 2014 and March 31, 2015 (the “Most Recent Fiscal Year End”). The Financial Statements were prepared in accordance with the books of account and other financial records of the Company, (except as may be indicated in the notes or schedules thereto), have been prepared in accordance with IFRS applied on a basis consistent with past practices of the Company and present fairly in all material respects the financial condition, results of operation, changes in equity and cash flow of the Company as of and for their respective dates and for the periods then ending.

(b)          Since the Most Recent Fiscal Year End, the business of the Company has been conducted in the Ordinary Course of Business, and there has not been any Material Adverse Change and no event has occurred which would reasonably be expected to result in a Material Adverse Change. Without limiting the generality of the foregoing, except as set forth in Section 2.7(b) of the Company’s Disclosure Schedule, since the Most Recent Fiscal Year End, the Company has not:

(i)          sold, transferred, assigned, surrendered, abandoned, released, encumbered or otherwise disposed in any way of any asset or property (tangible or intangible) with a value in excess of INR 5,000,000 in each instance or INR 50,000,000 in the aggregate, other than sales of inventory, sales of unusable materials and collection of accounts receivable for fair consideration in the Ordinary Course of Business;

(ii)         experienced any damage, destruction or loss (whether or not covered by insurance) to its assets or property (tangible or intangible) in excess of INR 3,500,000 in each instance or INR 50,000,000 in the aggregate;

(iii)        received written notice from any Person regarding the acceleration, termination, modification or cancelation a material Contract, which, if in existence on the date hereof, would be required to be listed in Section 2.13 of the Company’s Disclosure Schedule, and is material to the business of the Company;

(iv)        issued, created, incurred or assumed any Debt involving more than INR 64,000,000 in each instance or INR 128,000,000 in the aggregate;

(v)         forgiven, canceled, compromised, waived, released or otherwise disposed in any way of any material Debt owed to it or any right, power or claim, other than in the Ordinary Course of Business;

(vi)        issued, sold or otherwise disposed of any of its share capital or other ownership interests, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its share capital or other ownership interests or declared, set aside, made or paid any dividend or distribution with respect to its share capital or other ownership interests or redeemed, purchased or otherwise acquired any share capital or other ownership interest or amended or made any change to any of its Organizational Documents or made any other payment to its shareholders (or any Affiliates of such shareholders);

(vii)       except in the Ordinary Course of Business, (A) granted or announced any increase in salary or bonus, granted or announced any incentive award, bonus, severance or similar compensation or otherwise increased the compensation or benefits payable or provided to any present or former director, officer, employee, consultant, advisor, agent or other individual service provider except such grants, announcements and increases set forth in Section 2.7(b)(vii) of the Company’s Disclosure Schedule required by existing Contracts; (B) adopted, amended or terminated any Employee Benefit Plan or increased the compensation or benefits provided under any Employee Benefit Plan, (C) hired, promoted, or changed the classification (exempt or non-exempt) or status (employee or independent contractor) in respect of any employee, consultant, advisor, agent or other individual service provider or (D) granted any equity or equity-based awards;

(viii)      except in the Ordinary Course of Business, engaged in any promotional, sales or discount or other activity that has or would reasonably be expected to have the effect of accelerating sales prior to the Most Recent Fiscal Year End that would otherwise be expected to occur subsequent to the Most Recent Fiscal Year End;

(ix)         failed to incur capital expenditures in accordance with its capital expense budget, or made any capital expenditure commitments in excess of INR 32,000,000 to be paid after the Closing, other than capital expenditures in the Ordinary Course of Business, or capital expenditures with respect to the construction of telecommunications towers and related capital improvements;

(x)          instituted any material change in the conduct of its business or any material change in its accounting principles, practices or methods, cash management practices or method of purchase, sale, lease, management, marketing or operation, except as required by applicable Law;

(xi)         taken or omitted to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(xii)        except in the Ordinary Course of Business, made, changed or rescinded any Tax election, settled or compromised any Tax liability, amended any Tax Return or taken any position on any Tax Return, taken any action, omitted to take any action or entered into any other transaction that would have the effect of materially increasing its Tax liability or materially reducing any of its Tax assets in respect of any taxable period ending after the Most Recent Fiscal Year End;

(xiii)       collected its accounts receivable or paid any accrued liabilities or accounts payable or prepaid any expenses or other items, in each case other than for fair consideration in the Ordinary Course of Business;

(xiv)      except in the Ordinary Course of Business, entered into any material transactions with any Affiliate;

(xv)       permitted any Leakage;

(xvi)      made a material loan or advance by the Company to any Person, other than advances to employees for business expenses to be incurred in the Ordinary Course of Business or transactions with customers on credit, advances to suppliers, in each case, in the Ordinary Course of Business and advances to employees for medical and education exigencies in the Ordinary Course of Business and not in excess of INR 2,000,000;

(xvii)     effected any acquisition, reorganization, recapitalization or agreement of the Company to acquire in any manner (whether by merger or purchase of equity or assets or otherwise) any Person or assets, in each case, that is material to the Company;

(xviii)    terminated, amended, modified or entered into any Material Contract (or any Contract that would have been a Material Contract if the Company was party to such Contract on the date hereof);

(xix)       commenced or settled any material Proceeding of the Company other than in the Ordinary Course of Business;

(xx)        revalued in any material respect the Company’s material assets or properties, including writing off notes or accounts receivable, other than in the Ordinary Course of Business;

(xxi)       abandoned, allowed to lapse, transferred or licensed to (or covenanted not to assert against) any Person any material rights to any Intellectual Property of the Company other than in the Ordinary Course of Business; or

(xxii)      agreed, committed to or entered into any Contract to do any of the foregoing, except as contemplated by this Agreement.

(c)          The accounts receivable of the Company generated since the Most Recent Fiscal Year End (the “Receivables”), constitute bona fide receivables resulting from the sale of inventory, services or other obligations in favor of the Company and, except as would not reasonably be expected to result in a Material Adverse Effect on the Company, (i) such Receivables are valid and enforceable, subject to normal and customary trade discounts, customer allowances for discounts, returns, markdowns and operational chargebacks; (ii) such Receivables are not subject to any pending or, to the Knowledge of the Company, threatened (in writing) defense, counterclaim, right of offset, returns, allowances or credits, in each case, outside of the Ordinary Course of Business and except to the extent reserved against and (iii) the reserves against such Receivables have been determined in accordance with Indian GAAP.

(d)          The accounts payable of the Company reflected on the Financial Statements arose from bona fide transactions in the Ordinary Course of Business, and all such accounts payable have either been paid, are not yet due and payable in the Ordinary Course of Business, are being contested by the Company in good faith or would not reasonably be expected to result in a Material Adverse Effect.

(e)          Except as would not reasonably be expected to result in a Material Adverse Effect, (i) the inventory of the Company (A) does not include any items that are obsolete or of a quantity or quality not usable or salable in the Ordinary Course of Business, (B) includes only items sold by the Company in the Ordinary Course of Business and (ii) inventory of the Company is not held on a consignment basis, other than those held in the Ordinary Course of Business.

2.8           Undisclosed Liabilities. Except for environmental matters which solely are addressed in Section 2.18, and except as set forth in Section 2.8 of the Company’s Disclosure Schedule, the Company and NSR QSR do not have any known liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued), except for liabilities that (a) are accrued or reserved against on the face of the Financial Statements (rather than in any notes or schedules thereto), (b) were incurred subsequent to the date of the Financial Statements in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by, any breach of Contract by the Company), (c) result from the obligations of the Company under this Agreement or the Ancillary Agreements, or (d) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.9           Legal Compliance. Except for environmental matters which solely are addressed in Section 2.18:

(a)          Except as set forth in Section 2.9(a) of the Company’s Disclosure Schedule, each of the Company, NSR QSR and Holdco has complied and are in compliance with all applicable Laws, except for any such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)          Except as set forth in Section 2.9(b) of the Company’s Disclosure Schedule, the Company is in possession of all material Permits necessary for the Company to operate its business as it is now being conducted, except where the failure to have, or the suspension or cancellation of such Permit would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Proceeding is pending or, to the Knowledge of the Company, threatened (in writing) to revoke or limit any Permit applicable to the Company, except where the failure to have, or the suspension or cancellation of any Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)          Except as set forth in Section 2.9 of the Company’s Disclosure Schedule, none of the Company, NSR QSR or Holdco has, and to the Knowledge of the Company, with respect to the Company and NSR QSR, and Holdco, with respect to Holdco, none of their respective officers, managers, shareholders, members, directors, agents, employees, representatives, contractors or any other Person acting on their respective behalf has (i) made any illegal contributions, payments, bribes, kickbacks, expenditures, gifts or similar payments, or provided any unlawful compensation or gifts to any officer or employee of any Governmental Body, employee, customer or supplier of the Company or any other Person, (ii) accepted or received any unlawful contributions, payments, bribes, kickbacks, expenditures, gifts or similar payments, (iii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iv) made or paid any improper foreign payment (as defined in Foreign Corrupt Practices Act of 1977, as amended).

2.10	Tax Matters.

(a)          (i) Except as set forth in Section 2.10(a) of the Company’s Disclosure Schedule, the Company has filed with the appropriate taxing authorities all Tax Returns that it was required to file. All such Tax Returns are correct and complete in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) has been paid or are reflected as reserves on the Financial Statements, or for which contingent liabilities have been disclosed in the Financial Statements, as the case may be. There are no Liens for Taxes (other than Taxes not yet due and payable, or is being contested in good faith through appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the balance sheet contained within the Financial Statements, or for which contingent liabilities have been disclosed in the Financial Statements) upon the Company Shares or any of the assets of the Company. (ii) NSR QSR has filed with the appropriate taxing authorities all material Tax Returns that it was required to file. All such Tax Returns are correct and complete in all material respects. All material Taxes due and owing by NSR QSR (whether or not shown on any Tax Return) have been or will be timely paid. NSR QSR is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of NSR QSR securities. (iii) Holdco has filed with the appropriate taxing authorities all material Tax Returns that it was required to file. All such Tax Returns are correct and complete in all material respects. All material Taxes due and owing by Holdco (whether or not shown on any Tax Return) have been or will be timely paid. Holdco is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. There are no Liens for Taxes (other than Taxes not yet due and payable) upon the Shares or any of Holdco securities.

(b)          Adequate reserves and accruals have been established to provide for the payment of all material Taxes which are not yet due and payable with respect to the Company.

(c)          There is no Proceeding or audit now pending, proposed or, to the Knowledge of the Company, threatened in writing against the Company or concerning the Company with respect to any Taxes which would be reasonably expected to result in a Material Adverse Effect with respect to the Company. There is no Proceeding or audit now pending, proposed or, to the Knowledge of Holdco, threatened in writing against NSR QSR or Holdco or concerning NSR QSR or Holdco with respect to any Taxes. There has not been, within the past three (3) fiscal years, an examination or written notice of potential examination of the Tax Returns filed with respect to the Company, NSR QSR or Holdco by any taxing authority which would be reasonably expected to result in a Material Adverse Effect with respect to the Company.

(d)          All material Taxes that are required to be withheld or collected by the Company, NSR QSR and Holdco, including, but not limited to, Taxes arising as a result of payments (or amounts allocable) to foreign persons or to employees, agents, contractors or shareholders of the Company, NSR QSR or Holdco, have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable Laws.

(e)          No claim has ever been made by any taxing authority in a jurisdiction where the Company, NSR QSR or Holdco do not file Tax Returns that they are or may be subject to taxation by that jurisdiction.

(f)          The Company, NSR QSR and Holdco are not a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement, and are not liable for the Taxes of any other Person as a transferee or successor, by Contract or otherwise.

(g)          The Company (i) is not a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is not a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(h)          The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the payment of any Tax or any Tax assessment or deficiency.

(i)          Holdco has no permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

2.11	Real Property.

(a)          Section 2.11(a) of the Company’s Disclosure Schedule lists the address and legal description of all Owned Real Properties. With respect to each such Owned Real Property:

(i)          the Company is the sole titleholder of record and owns fee simple title to the land, land improvements and buildings legally described as set forth in Section 2.11(a) of the Company’s Disclosure Schedule, free and clear of all Liens, except (A) for Permitted Liens, (B) as set forth in Section 2.11(a)(i) of the Company’s Disclosure Schedule, or (C) as would not otherwise, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(ii)         except in the Ordinary Course of Business, or otherwise as set forth in Section 2.11(a)(ii) of the Company’s Disclosure Schedule, the Company has not leased, licensed or otherwise granted to any Person the right to use or occupy such Owned Real Properties or any material portion thereof and all material items of tangible personal property located on the Owned Real Properties, including the ground radials, guy anchors, transmitting buildings and related improvements thereon.

(b)          Section 2.11(b) of the Company’s Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each parcel of Leased Real Property. The Company has made available to ROI a true and complete copy of each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease.

(c)          To the Knowledge of the Company, subject to the respective terms and conditions in the Leases, the Company is the sole legal and equitable owner of the leasehold interest in the Leased Real Property in which the Company holds a leasehold or subleasehold estate free and clear of all Liens (other than Permitted Liens), or as would not otherwise, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)          Except as set forth in Section 2.11(d) of the Company’s Disclosure Schedule, with respect to each parcel of Owned Real Property or premises of Leased Real Property, as applicable, to the Knowledge of the Company: (i) the Company has not received written notice of a threatened condemnation Proceeding, suit or administrative action relating to any such parcel or other matters affecting adversely the current use or occupancy thereof; (ii) the operation of the Real Property in the manner in which it is now operated materially comply with all zoning, building, use, safety or other similar Laws; (iii) the Company has not received any written notice of any pending special Tax, levy or assessment for benefits or betterments that affect any parcel of Real Property; and (iv) there are no Contracts that the Company has entered into, granting to any third party or parties the right of use or occupancy of any such parcel, and there are no third parties (other than the Company) in possession of any such parcel. The Real Property comprises all of the real property used or presently intended to be used in the business of the Company, and the Company is not a party to any Contract or option to sell or transfer any such Real Property or any portion thereof or interest therein.

2.12	Intellectual Property.

(a)          To the Knowledge of the Company, the operation of the business of the Company as currently conducted does not interfere with, infringe upon, misappropriate, or violate any Intellectual Property rights of third parties in any respect. To the Knowledge of the Company, the Company has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Company, no third party is interfering with, challenging, infringing upon, misappropriating, or violating any material Intellectual Property rights of the Company.

(b)          Section 2.12(b) of the Company’s Disclosure Schedule identifies each patent, trademark, service mark, Internet domain name, and copyright registration or application which is owned by the Company. Except as set forth in Section 2.12(b)(i) of the Company’s Disclosure Schedule, the Company owns all right, title and interest in and to, free and clear of any Liens, all the Intellectual Property required to be disclosed in Section 2.12(b)(i) of the Company’s Disclosure Schedule and such Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by the Company, and such Intellectual Property is valid and enforceable. Except as would not reasonably be expected to have a Material Adverse Effect, each item of Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or available for use by the Company immediately subsequent to the Closing on identical terms and conditions as owned or used by the Company immediately prior to the Closing.

(c)          To the Knowledge of the Company, the Company is in material compliance with all of its confidentiality obligations under each Contract to which the Company is a party.

2.13	Contracts.

(a)          Section 2.13(a) of the Company’s Disclosure Schedule lists the following Contracts to which the Company is a party (other than any Company Plan):

(i)          each Contract with an annual Contract value of no less than INR 100,000,000 with any supplier that is required to be listed in Section 2.20 of the Company’s Disclosure Schedule;

(ii)         excluding any lease of telecommunications towers with an annual Contract value of less than INR 16,000,000, each Lease and each other lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property in each case, with annual payments in excess of INR 4,500,000 per year;

(iii)        each Contract for the sale of any of the assets or properties of the Company or for the grant to any Person of any preferential rights to purchase any such assets or properties, in each case, other than in the Ordinary Course of Business;

(iv)        each Contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or the capital stock of any other Person, other than such Contracts entered into in the Ordinary Course of Business;

(v)         each joint venture, partnership or Contract involving a sharing of profits, losses, costs or liabilities with any other Person, excluding extensions of trade credit in the Ordinary Course of Business;

(vi)        each Contract containing any covenant that purports to restrict the business activity of the Company as such activity is currently conducted or limit the freedom of the Company to engage in any line of business as currently conducted or proposed, to compete with any Person, to hire or solicit any Person for employment or other business relationship or to develop, make, license, market, sell or distribute any product or service, in each case, in all material respects;

(vii)       each power of attorney to any third party other than powers of attorney granted in the Ordinary Course of Business which can be terminated by the Company upon the giving of notice to such Person;

(viii)      each Contract for Debt (other than Debt with respect to trade creditors) in excess of INR 10,000,000;

(ix)         each Contract providing for the future payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement in excess of INR 3,200,000;

(x)          each collective bargaining agreement with any labor union currently in force and effect;

(xi)         each Contract relating to employment or consulting between the Company, on one hand, and any of their directors. key officers, or executive level employees, on the other hand;

(xii)        each Contract for capital expenditures or the acquisition or construction of fixed assets, in each case in excess of INR 64,000,000;

(xiii)       each Contract under which the Company has advanced or loaned to any other Person amounts in the aggregate exceeding INR 3,200,000, other than advances or loans to suppliers in the Ordinary Course of Business;

(xiv)      each material Contract with Holdco, the IL&FS Parties or NSR or any Affiliate of the Company, Holdco or NSR;

(xv)       each Contract involving a settlement or compromise of any material Proceeding pursuant to which there is any remaining material obligation upon the Company;

(xvi)      each Contract with independent contractors or consultants to which the Company is a party that have an annualized value in excess of INR 100,000,000, and that cannot be cancelled by the Company without penalty or further payment and without more than ninety (90) days’ notice;

(xvii)     each material Intellectual Property License (other than licenses of commercially available software);

(xviii)    each Contract that contains (A) a “key man” provision, requirement or similar provision or otherwise provides a Person with any rights that would result in a Material Adverse Effect in the event such Person is terminated, or (B) a most favored nation, favored customer, or similar provision; and

(xix)       each Contract between the Company, on the one hand, and NSR, any officer, manager, partner or director of the Company or NSR, or any of the Subsidiaries of any of the foregoing (other than the Company or the IL&FS Parties), on the other hand, including pursuant to which such party has received from or furnished to the Company any goods or services or received any payments or other compensation from the Company since the Most Recent Fiscal Year End.

(b)          The Company has made available to ROI a correct and complete copy of each written Material Contract, together with all amendments, exhibits, attachments, waivers or other changes thereto.

(c)          Except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Material Contract is legal, valid, binding, enforceable, in full force and effect and will continue to be legal, valid, binding and enforceable on identical terms following the Closing Date, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies; (ii) except as specifically disclosed and described in Section 2.13(c) of the Company’s Disclosure Schedule, (A) the Company is not in material breach of any Material Contract, and no Material Contract has been canceled by the Company, or to the Knowledge of the Company, any other party thereto, (B) the Company has performed all material obligations under such Material Contracts required to be performed by the Company, (C) to the Knowledge of the Company, there is no event which, upon giving of notice or lapse of time or both, would constitute a material breach or default under any such Material Contract or would permit the termination, modification or acceleration of such Material Contract, and (D) the Company has not assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any such Material Contract.

(d)          With respect to the Contract set forth in Section 2.13(d) of the Company’s Disclosure Schedule, the Company has no outstanding liabilities or obligations relating to such Contract.

2.14         Insurance. The Company maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance). All premiums due and payable under all such policies and bonds have been paid. To the Knowledge of the Company, there are no threatened (in writing) terminations of, or material premium increases with respect to, any of such policies or bonds.

2.15	Litigation.

(a)          Except for environmental matters which solely are addressed in Section 2.18 and except as set forth in Section 2.15(a) of the Company’s Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of the Company, threatened (in writing) against the Company, except any such Proceeding which, if resolved adversely to the Company, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, there is no material outstanding Order to which the Company is subject.

(b)          Except as set forth in Section 2.15(b) of the Company’s Disclosure Schedule, there is no Proceeding pending, or to the Knowledge of the Company or Holdco, threatened (in writing) against the Company, NSR QSR or Holdco, or any property or asset of the Company, NSR QSR or Holdco, before any Governmental Body that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and would reasonably be expected, either individually or in the aggregate with all other such Proceedings, to have a Material Adverse Effect on the Company, NSR QSR or Holdco, or prohibit the Company, NSR QSR or Holdco from consummating the transactions contemplated hereby.

2.16	Employees.

(a)          Section 2.16 of the Company’s Disclosure Schedule sets forth a complete and correct list of all salaried employees of the Company having total annual compensation in excess of INR 5,000,000, showing for each: (i) name, (ii) hire date, (iii) current job title, and (iv) 2015 base salary level and 2015 target bonus.

(b)          The employment or consulting arrangement of each officer, employee or consultant of the Company is, subject to applicable Laws involving the wrongful termination of employees, terminable at will (without the imposition of penalties or damages) by the Company, and the Company does not have any severance obligations if any such officer, employee or consultant is terminated, except for such obligations pursuant to applicable Law. To the Knowledge of the Company, no executive or key employee of the Company or any group of employees of the Company has advised the Company in writing of their intention to terminate employment with the Company.

(c)          The Company has not experienced (nor, to the Knowledge of the Company, has it been threatened in writing with) any strike, work stoppage, material grievance, or formal unfair labor practice charges, within the past three years that has or would reasonably be expected to result in a Material Adverse Effect on the Company. The Company has not been found by a competent authority to have committed any material unfair labor practice. The Company has no Knowledge of any organizational effort presently being made or threatened in writing by or on behalf of any labor union with respect to employees of the Company. The Company has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees (except as to such compensation that might be payable within a reasonable period based and in the Ordinary Course of Business and except as would not have a Material Adverse Effect on the Company).

2.17	Employee Benefits.

(a)          Section 2.17 of the Company’s Disclosure Schedule lists each Employee Benefit Plan that is sponsored or maintained by the Company for the benefit of any current officers, employees, directors, consultants, or independent contractors of the Company the “Company Plans”).

(b)          Each Company Plan has been established, maintained, and administered in accordance, in all material respects, with its terms and applicable Law.

(c)          Except as set forth in Section 2.17 of the Company’s Disclosure Schedule, the consummation of the transactions contemplated by this Agreement (either alone or in connection with any termination of employment following the Effective Time) shall not (i) entitle any current officer, executive level employee, director, consultant, or independent contractor of the Company to any material amount of severance pay, unemployment compensation, or any other payment from the Company, (ii) accelerate the time of any material payment or vesting, or increase materially the amount of any compensation or benefit due any such officer, executive level employee, director, consultant, or independent contractor, or (iii) require the Company to fund any vehicle for the benefit of any of their respective officers, employees, directors, consultants, or independent contractors.

2.18         Environmental, Health, and Safety Matters. Except for matters set forth in Section 2.18 of the Company’s Disclosure Schedule, which have been resolved with no further obligation on the part of the Company, and matters which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company:

(a)          To the Knowledge of the Company and as per industry practices, the Company is, and since April 1, 2014 has been in compliance in all material respects, with all applicable Environmental, Health, and Safety Requirements.

(b)          Without limiting the generality of the foregoing, to the Knowledge of the Company and as per industry practices, the Company has obtained and is in material compliance with the terms of, all Permits that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the facilities of the Company and the operation of the business of the Company since April 1, 2014. A list of all such Permits is set forth in Section 2.18(b) of the Company’s Disclosure Schedule.

(c)          Since April 1, 2014, to the Knowledge of the Company, the Company has not received written notice of any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities, including any investigatory, remedial or corrective obligations, relating to the Company, their current or former facilities or the Real Property arising under Environmental, Health, and Safety Requirements, which has not been satisfactorily resolved.

(d)          No Owned Real Property or Leased Real Property contains underground storage tanks and, to the Knowledge of the Company, no Owned Real Property or Leased Real Property contained underground storage tanks in the past.

(e)          To the Knowledge of the Company, the Company has not treated, stored, disposed of, arranged for the disposal of, transported or released any Hazardous Substance in a manner which has resulted or reasonably would be expected to result in a material liability under applicable Environmental, Health, and Safety Requirements.

(f)          To the Knowledge of the Company, there are no environmental conditions on the Real Property that violate applicable Environmental, Health, and Safety Requirements.

(g)          Section 2.18(g) of the Company’s Disclosure Schedule lists written environmental audits, health and safety audits, Phase I environmental site assessments, Phase II environmental site assessments or investigations, and environmental compliance assessments prepared within the past five (5) years by the Company which are in the Company’s possession and control.

2.19         Business Continuity. None of the Software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company in the conduct of their businesses (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that (a) has caused or reasonably would be expected to cause any material substantial disruption or interruption in or to the use of any such Systems by the Company, and (b) resulted in or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

2.20         Certain Business Relationships with the Company. Except as set forth in Section 2.20 of the Company’s Disclosure Schedule, to the Knowledge of the Company, none of NSR, its Affiliates and the officers, managers, partners or directors of the Company:

(a)          have any claims against or owes any amount to, or is owed any amount by, the Company; or

(b)          have any material interest in or owns any material assets or properties used in the conduct of the business of the Company.

2.21	Suppliers.

(a)          Section 2.21 of the Company’s Disclosure Schedule sets forth a correct and complete list of the 10 largest suppliers (by dollar volume) of products or services to the Company during the Company’s most recent fiscal year. Section 2.21 of the Company’s Disclosure Schedule also sets forth, for each such supplier, the aggregate payments to such Person by the Company during such period. There are no outstanding disputes with any of such suppliers, which would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(b)          Since March 31, 2015, none of the Company, Holdco, and NSR has received written notice that any of the suppliers listed in Section 2.21 of the Company’s Disclosure Schedule will stop, or materially decrease the rate of, supplying materials, products or services to the Company, or otherwise materially change the terms of its relationship with the Company, except as may otherwise be set forth in the Contract with such supplier.

2.22         Restrictions on Business Activities. Except as disclosed in Section 2.22 of the Company’s Disclosure Schedule, there is no Contract or Order binding the Company which materially restricts or prohibits the Company from competing with any other Person, from engaging in any business or from conducting activities in any geographic area, or which otherwise materially restricts or prohibits the conduct of the business of the Company, except as would not be material to the Company.

2.23         Regulatory Matters. None of the Company, NSR QSR or Holdco has any operations in the United States of America or any assets located in, or revenues derived from sales to, the United States of America.

2.24         Affiliate Transactions. Except as disclosed in Section 2.24 of the Company’s Disclosure Schedule, there are no Contracts between the Company and its Affiliates that have not been negotiated on an arms-length basis that are material to the business of the Company.

2.25         Investment Company. Each of the Company, NSR QSR and Holdco is not and, after giving effect to the transactions contemplated by this Agreement, will not be an “investment company” as defined in the United States Investment Company Act of 1940, as amended. The Company is not and, after giving effect to the transactions contemplated by this Agreement, will not be an “ineligible issuer,” as defined in Rule 405 of the Securities Act.

2.26         Holdco and NSR QSR Activities. Except as set forth in Section 2.26 of the Company’s Disclosure Schedule, neither Holdco nor NSR QSR has engaged in any business activities or conducted any operations other than to hold the Company Shares.

2.27         Ownership of Company Shares. Holdco is the record and beneficial owner of its respective Company Shares indicated as owned by Holdco in Section 2.3(a) of the Company’s Disclosure Schedule, free and clear of any and all Liens other than Permitted Liens. Except as set forth in Section 2.27 of the Company’s Disclosure Schedule, there are no voting trusts, proxies or other Contracts between Holdco and any other Person with respect to the voting or transfer of any of the Company Shares.

2.28         Certain Business Relationships with Holdco. Except as set forth in Section 2.28 of the Company’s Disclosure Schedule, to the Knowledge of the Company, none of NSR, its Affiliates and the officers, managers, partners or directors of the Company:

(a)          have any claims against or owes any amount to, or is owed any amount by, Holdco; or

(b)          have any material interest in or owns any material assets or properties used in the conduct of the business of Holdco.

2.29         Certain Business Relationships with NSR QSR. Except as set forth in Section 2.29 of the Company’s Disclosure Schedule, to the Knowledge of the Company, none of NSR, its Affiliates and the officers, managers, partners or directors of the Company:

(a)          have any claims against or owes any amount to, or is owed any amount by, NSR QSR; or

(b)          have any material interest in or owns any material assets or properties used in the conduct of the business of NSR QSR.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES CONCERNING ROI

Except as set forth in ROI’s Disclosure Schedule, ROI represents and warrants to Holdco and the Company as of the date hereof and as of the Closing Date, or if a representation or warranty is made as of a specified date, as of such specified date, that:

3.1           Organization, Qualification and Power. ROI is a corporation duly formed and validly existing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties and carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2           Authorization of Transaction. ROI has full entity power, authority and legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its respective obligations hereunder and thereunder. The execution and delivery by ROI of this Agreement and the Ancillary Agreements to which it is a party and the performance by ROI of the transactions contemplated hereby and thereby have been duly approved by all requisite entity action of ROI. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which ROI is a party shall constitute the valid and legally binding obligation of ROI, enforceable against ROI in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Except (a) as set forth in Section 3.2 of ROI’s Disclosure Schedule, and (b) such Consents and Permits, the failure to make or obtain which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, ROI is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which ROI is a party.

3.3           Capitalization. The authorized capital stock of ROI consists of (i) 400,000,000 shares of ROI Stock and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“ROI Preferred Stock”). As of the date hereof, (i) 15,625,000 shares of ROI Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (ii) there are no shares of ROI Stock held in the treasury of ROI, and (iii) there are no shares of ROI Stock held by subsidiaries of ROI. As of the date of this Agreement, no shares of ROI Preferred Stock are issued and outstanding. Section 3.3 of ROI’s Disclosure Schedule sets forth, as of the date hereof, the number of issued and outstanding Warrants, the exercise prices with respect thereto and the number of shares of ROI Stock into which such Warrants are exercisable. There are no ROI unit purchase options issued and outstanding. Except as set forth in this Section 3.3, as set forth in the ROI SEC Reports filed prior to the date of this Agreement and for rights of holders of ROI Stock to convert their shares of ROI Stock into cash held in the Trust Account, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of ROI or any Subsidiary of ROI or obligating ROI or any Subsidiary of ROI to issue or sell any shares of capital stock of, or other equity interests in, ROI or any Subsidiary of ROI. All shares of ROI Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of ROI or any Subsidiary of ROI to repurchase, redeem or otherwise acquire any shares of ROI Stock or any capital stock of ROI’s Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of ROI or any other Person. All outstanding shares of ROI Stock and all outstanding shares of capital stock of each Subsidiary of ROI have been issued and granted in compliance with (i) all applicable securities Laws and (in all material respects) other applicable Laws, and (ii) all requirements set forth in applicable contracts.

3.4           Non-contravention. Except as set forth in Section 3.4 of ROI’s Disclosure Schedule neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which ROI is a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate or conflict with any Law or Order to which ROI is subject, (ii) violate or conflict with any provision of the applicable Organizational Documents of ROI, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or payment under any Contract or Permit to which ROI is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except, with respect to clauses (i) and (iii), for any such violations or conflicts which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect

3.5           Brokers’ Fees. ROI has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, except for deferred underwriting commissions in the amount of $4,375,000.

3.6	SEC Filings; Financial Statements; Interim Conduct.

(a)          ROI has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it with the SEC since the initial public offering of shares of ROI Stock (collectively, the “ROI SEC Reports”). As of their respective dates, the ROI SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act or the Securities Exchange Act, as the case may be, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, ROI makes no representation or warranty whatsoever concerning any ROI SEC Report as of any time other than the date or period with respect to which it was filed. The certifications and statements required by (x) Rule 13a-14 under the Securities Exchange Act and (y) 18 U.S.C. § 1350 (Section 906 of the Sarbanes-Oxley Act) relating to the ROI SEC Reports are accurate and complete and comply as to form and content with all applicable governmental and regulatory authorities in all material respects.

(b)          Each of the consolidated financial statements included in or incorporated by reference into the ROI SEC Reports (including, in each case, any notes and schedules thereto) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of ROI as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c)          Except as and to the extent set forth on the consolidated balance sheet of ROI as of March 31, 2015, including the notes or schedules thereto, ROI has not had as of such date any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities that (a) are accrued or reserved against on the face of such consolidated balance sheet of ROI (rather than in any notes or schedules thereto), (b) were incurred subsequent to the date of such consolidated balance sheet of ROI in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law), (c) result from the obligations of ROI under this Agreement or the Ancillary Agreements, or (d) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)          The financial records, systems, controls, data and information of ROI are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of ROI or its accountants. ROI has devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (“Internal Controls”). The Internal Controls for ROI satisfy the requirements of Rule 13a-15(e) and 15d-15(e) under the Securities Exchange Act, and such Internal Controls are designed to ensure that all material information concerning ROI is made known on a timely basis to the individuals responsible for the preparation of ROI’s filings with the SEC and other public disclosure documents.

(e)          Except as set forth in Section 3.6(e) of ROI’s Disclosure Schedule, since December 31, 2014, the business of ROI has been conducted in the Ordinary Course of Business, and there has not been any Material Adverse Change and no event has occurred which would reasonably be expected to result in a Material Adverse Change.

3.7	Legal Compliance.

(a)          ROI has complied and is in compliance with all applicable Laws, except for any such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)          ROI has not, and to the Knowledge of ROI, none of ROI’s officers, managers, shareholders, members, directors, agents, employees, representatives, or any other Person acting on their respective behalf has (i) made any illegal contributions, payments, bribes, kickbacks, expenditures, gifts or similar payments, or provided any unlawful compensation or gifts to any officer or employee of any Governmental Body or any other Person, (ii) accepted or received any unlawful contributions, payments, bribes, kickbacks, expenditures, gifts or similar payments, (iii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iv) made or paid any improper foreign payment (as defined in Foreign Corrupt Practices Act of 1977, as amended); and no Proceeding has been filed or commenced alleging any such payments, contributions or gifts.

3.8	Taxes.

(a)          ROI has filed with the appropriate taxing authorities all material Tax Returns that it was required to file. All such Tax Returns are correct and complete in all material respects. All material Taxes due and owing by ROI (whether or not shown on any Tax Return) have been paid or are reflected as reserves on the financial statements of ROI. ROI not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of ROI.

(b)          Adequate reserves and accruals have been established to provide for the payment of all material Taxes which are not yet due and payable with respect to ROI.

(c)          No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the ROI that has not been paid, settled or otherwise resolved. There is no Proceeding or audit now pending, proposed or, to the Knowledge of ROI, threatened (in writing) against ROI or concerning ROI with respect to any Taxes. ROI has not been notified by any taxing authority that any issues have been raised with respect to any Tax Return. There has not been, within the past five (5) calendar years or shorter period if ROI has not been in existence for five (5) calendar years, an examination or written notice of potential examination of the Tax Returns filed with respect to ROI by any taxing authority.

(d)          All material Taxes that are required to be withheld or collected by ROI, including, but not limited to, Taxes arising as a result of payments (or amounts allocable) to foreign persons or to employees, agents, contractors or shareholders of ROI, have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable Laws.

(e)          No claim has ever been made by any taxing authority in a jurisdiction where ROI does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(f)          ROI is not a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement, and is not liable for the Taxes of any other Person as a transferee or successor, by Contract or otherwise.

(g)          ROI has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the payment of any Tax or any Tax assessment or deficiency.

3.9           Intellectual Property. Except for its corporate name, ROI does not own, license, use or otherwise have any right, title or interest in any Intellectual Property, whether or not registered, except any “shrink-wrap” or “click-wrap” license or any license concerning generally commercially available Software.

3.10	Contracts.

(a)          Except as set forth in the ROI SEC Reports filed prior to the date of this Agreement, except for contracts that constitute a “material contract” (as such term is defined in Item 601 of Regulation S-K under the Securities Act) that were not filed, and except those agreements containing only confidentiality and nondisclosure terms, non-solicitation terms and no other material provisions, there are no contracts or obligations (including outstanding offers or proposals) of any kind, whether written or oral, to which ROI is a party or by or to which any of the properties or assets of ROI may be bound, subject or affected without penalty or cost, which either (i) creates or imposes a liability greater than $50,000, or (ii) may not be cancelled by ROI on thirty (30) days’ or less prior notice (the “ROI Material Contracts”). All ROI Material Contracts are listed in Section 3.10(a) of ROI’s Disclosure Schedule other than this Agreement, those contemplated by this Agreement and those that are exhibits to the ROI SEC Reports filed prior to the date of this Agreement.

(b)          ROI has made available to Holdco a correct and complete copy of each written ROI Material Contract, together with all amendments, exhibits, attachments, waivers or other changes thereto.

(c)          Except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each ROI Material Contract is legal, valid, binding, enforceable, in full force and effect and will continue to be legal, valid, binding and enforceable on identical terms following the Closing Date, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies; (ii) except as specifically disclosed and described in Section 3.10(c) of ROI’s Disclosure Schedule, (A) ROI is not in material breach of any ROI Material Contract, and no ROI Material Contract has been canceled by ROI, or to the Knowledge of ROI, any other party thereto, (B) ROI has performed all material obligations under such ROI Material Contract required to be performed by ROI, (C) to the Knowledge of ROI, there is no event which, upon giving of notice or lapse of time or both, would constitute a material breach or default under any such ROI Material Contract or would permit the termination, modification or acceleration of such ROI Material Contract, and (D) ROI has not assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any such ROI Material Contract.

3.11         Insurance. ROI maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of ROI (taking into account the cost and availability of such insurance). All premiums due and payable under all such policies and bonds have been paid. To the Knowledge of ROI, there are no threatened (in writing) terminations of, or material premium increases with respect to, any of such policies or bonds

3.12	Litigation.

(a)          Except as set forth in Section 3.12(a) of ROI’s Disclosure Schedule, there is no Proceeding pending, or to the Knowledge of ROI, threatened (in writing) against ROI, or any property or asset of ROI, before any Governmental Body that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and would reasonably be expected, either individually or in the aggregate with all other such Proceedings, to have a Material Adverse Effect on ROI or prohibit ROI from consummating the transactions contemplated hereby.

(b)          Except as set forth in Section 3.12(b) of ROI’s Disclosure Schedule, there is no Proceedings pending or, to the Knowledge of ROI, threatened (in writing) against ROI, or any property or asset of ROI, except any such Proceeding which, if resolved adversely to ROI, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no material outstanding Order to which ROI is subject.

3.13         Employee Benefit Plans. ROI does not maintain, or has any liability under, any Employee Benefit Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director or employee of ROI.

3.14         Certain Business Relationships with ROI. Except as set forth in Section 3.14 of ROI’s Disclosure Schedule, there have been no transactions, agreements, arrangements or understandings between ROI, on the one hand, and any Affiliates of ROI or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the ROI SEC Reports.

3.15         Title to Property. Except as set forth in Section 3.15 of ROI’s Disclosure Schedule, ROI does not own or lease any real property or personal property with an individual value of greater than $1,000. Except as set forth in Section 3.15 of ROI’s Disclosure Schedule, there are no options or other contracts under which ROI has a right or obligation to acquire or lease any interest in real property or personal property.

3.16         NASDAQ Stock Market Quotation. Shares of ROI Stock and ROI Warrants are listed for trading on the NASDAQ Stock Market, and ROI is a member in good standing with NASDAQ Stock Market. Except as set forth in Section 3.16 of ROI’s Disclosure Schedule, there is no action or proceeding pending or, to the Knowledge of ROI, threatened (in writing) against ROI by the NASDAQ Stock Market with respect to any intention by such entity to prohibit or terminate the quotation of such securities thereon.

3.17         Trust Account. As of the date hereof, and immediately prior to the Effective Time, ROI has and will have no less than $125,000,000 in a trust account at Barclays Bank PLC, maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trust Account”) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. The Investment Management Trust Agreement, dated as of September 16, 2013 (the “Trust Fund Agreement”), by and between ROI and Continental Stock Transfer & Trust Company, is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters, or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Fund Agreement in the ROI SEC Reports to be inaccurate in any respect and/or that would entitle any third party to any portion of the cash proceeds of the initial public offering of ROI and private placements of its securities, substantially all of which proceeds have been deposited in the Trust Account for the benefit of ROI, certain of the ROI Stockholders and the underwriters of its initial public offering.

ARTICLE 4

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

4.1           General. Each of the Parties will use all commercially reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 6 below); provided that, nothing set forth in this Agreement shall obligate the Company to breach any terms or provisions in any Contract to which the Company is a party or take any action that would materially and adversely disrupt the operations of the business.

4.2	Notices and Consents.

(a)          Each of the Parties shall use all commercially reasonable best efforts to (i) obtain from the applicable Governmental Body any Consents or Permits required to be obtained or made by ROI, the Company or Holdco, or to avoid any action or proceeding by the applicable Governmental Body, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and (ii) promptly as practicable make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law; including any antitrust Laws; provided, however, that the Parties shall cooperate with each other in connection with the making of all such filings, including providing copies of all such non-proprietary documents to the non-filing Party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Each Party shall promptly furnish to each other all information required for any application or other filing to be made by the other pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. Except as specifically required by this Agreement, the Parties shall not knowingly take any action, or knowingly refrain from taking any action, the effect of which would be to delay or impede the ability of the Parties to consummate the transactions contemplated by this Agreement.

(b)          As promptly as practicable after the date hereof, the Company will solicit all Consents set forth in Section 4.2 of the Company’s Disclosure Schedule hereto. The Company shall use its commercially reasonable best efforts, and ROI and Holdco will cooperate in all reasonable respects with the Company, to obtain prior to the Closing all such Consents.

4.3	Operation of Business.

(a)          Between the date of this Agreement and the Effective Time, except as otherwise contemplated in this Agreement or any Ancillary Agreement, or set forth in Section 4.3(a) of the Company’s Disclosure Schedule, or with the prior written consent of ROI (which consent will not be unreasonably withheld, conditioned or delayed), the Company will: (a) conduct the business of the Company only in the Ordinary Course of Business consistent with past practices, (b) use commercially reasonable efforts to maintain the business, properties, physical facilities and operations of the Company, preserve intact the current business organization of the Company, keep available the services of the current officers, employees and agents of the Company, and maintain the relations and goodwill with its suppliers, customers, lessors, licensors, lenders and key employees, and (c) not otherwise take any action, or fail to take any reasonable action within its control, that would require disclosure pursuant to Section 2.7(b) of this Agreement. Except as otherwise contemplated in this Agreement or Section 4.3(a) of the Company’s Disclosure Schedule or the Ancillary Agreements or with the prior written consent of ROI (which consent will not be unreasonably withheld, conditioned or delayed), Holdco will not engage in any business activities or conduct any operations other than in connection with holding its investment in the Company and effecting the NSR Reorganization.

(b)          Between the date of this Agreement and the Effective Time, except as otherwise contemplated in this Agreement or any Ancillary Agreement, or set forth in Section 4.3(b) of ROI’s Disclosure Schedule, or with the prior written consent of Holdco (which consent will not be unreasonably withheld, conditioned or delayed), ROI will: (a) conduct the business of ROI only in the Ordinary Course of Business consistent with past practices, (b) use commercially reasonable efforts to preserve intact the current business organization of ROI and keep available the services of the current officers, employees and agents of ROI, and (c) not otherwise take any action, or fail to take any reasonable action within its control, that would require disclosure pursuant to Section 3.6(e) of this Agreement, provided, however, that ROI may seek to privately place shares of ROI Stock, not to exceed, in the aggregate, 1,000,000 shares of ROI Stock, at an amount equal to not less than $10 per ROI Stock for the purposes of satisfying the condition set forth in Section 6.3(i).

4.4	Access and Cooperation.

(a)          The Company will, (a) provide ROI and its representatives reasonable access at reasonable times, upon prior written notice and during normal business hours, to key personnel, books, properties, customers, suppliers, records, Contracts, documents and data of the Company in connection with the transactions contemplated by this Agreement, and (b) furnish ROI and its representatives with copies of all such books, records, Tax Returns, Contracts, documents, data and information as ROI may reasonably request, in each case subject to execution of confidentiality agreements in form reasonable acceptable to the Company and privilege; provided, however, that such investigations and inquiries by or on behalf of ROI do not unreasonably interfere with normal operations or customer or employee relations.

(b)          All information obtained by ROI pursuant to Section 4.4(a) shall be kept confidential in accordance with the confidentiality agreement, dated October 1, 2014 (the “Confidentiality Agreement”), between ROI and the Company.

4.5           Notice of Developments. Each of the Parties will provide the others with prompt written notice of any event that (a) would reasonably be expected to cause any of such Party’s representations and warranties to become untrue or misleading or which would affect its ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article 6 would reasonably be expected not to be satisfied, (d) is of a nature that is or would reasonably be expected to result in a Material Adverse Effect on the Company, ROI or Holdco, or (e) would require any amendment or supplement to the Proxy Statement. ROI and the Company shall have the obligation to supplement or amend their respective Disclosure Schedule being delivered concurrently with the execution of this Agreement with respect to any material matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in their respective Disclosure Schedule. Such obligations of the Company and ROI to amend or supplement their respective Disclosure Schedule shall terminate on the earlier to occur of (i) the termination of this Agreement or (i) the Closing Date. Supplementation of the Disclosure Schedules after the date hereof shall not cure a breach as of the date hereof. Notwithstanding anything to the contrary contained herein, other than as a result of the willful misconduct (whether by action or inaction) by a Party, except as set forth in this Section 4.5, and subject to Article 7, no Party shall be liable to the other Parties for any event set forth in clauses (a) to (b) above to the extent such event occurs after the date hereof or in respect of a representation and warranty qualified by knowledge, becomes known after the date hereof, and such Party discloses or supplements or amends the Disclosure Schedule.

4.6           No Solicitation of Transaction. Each of Holdco, NSR, the Company and ROI agree that they will not, and will cause each of their respective directors, officers, managers, members, employees, agents, consultants, lenders, financing sources, advisors or other representatives, including legal counsel, accountants and financial advisors, not to, directly or indirectly (a) solicit, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than as contemplated by this Agreement or to effectuate the Closing of the transactions contemplated by this Agreement) relating to any transaction involving (i) the sale of any share capital or other ownership interest or any assets (other than the sale of inventory in the Ordinary Course of Business) or debt of the Company or ROI, (ii) any acquisition, divestiture, merger, share or unit exchange, consolidation, redemption, financing or similar transaction involving the Company or ROI, or (iii) any similar transaction or business combination involving the Company or ROI (in each case, an “Acquisition Proposal”), (b) participate in any discussion or negotiation regarding, or furnish any information with respect to, or assist or facilitate in any manner, any Acquisition Proposal or any attempt to make an Acquisition Proposal, (c) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal, (e) enter into any agreement or agreement in principle requiring ROI or the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or breach its obligations hereunder, or (f) propose or agree to do any of the foregoing. Each of ROI, Holdco, NSR and the Company shall cause its respective agents and representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to result in an Acquisition Proposal, request the prompt return or destruction of all confidential information previously furnished with respect to an Acquisition Proposal (except to the extent required by Law or internal compliance policies or procedures) and immediately terminate all physical and electronic data room access previously granted to any such Person or its agents or representatives with respect to an Acquisition Proposal. If at any time ROI, Holdco, NSR or the Company is approached in any manner by a third party concerning such an Acquisition Proposal, ROI or the Company, as applicable, shall promptly inform the other Party of such contact and furnish such Party with a copy of any inquiry or proposal, or, if not in writing, a written description thereof, including the name of the third party making such proposal for an Acquisition Proposal and the terms of the Acquisition Proposal.

4.7           SEC Filings. As promptly as reasonably practicable, ROI and Holdco shall prepare and Holdco shall file with the SEC the F-4 (in which the Proxy Statement will be included) and the 8-A12(b) which shall (a) comply as to form, in all material respects, with, as applicable, the provisions of the Securities Act and the Securities Exchange Act and which F-4, 8-A12(b) and Proxy Statement shall be in form and substance reasonably satisfactory to ROI and Holdco prior to filing, (b) include proxy materials for the purpose of soliciting proxies from ROI Stockholders to vote at the ROI Stockholders Meeting in favor of the ROI Stockholder Voting Matters, and (c) an adjournment proposal, if necessary, to adjourn the ROI Stockholders Meeting if, based on the tabulated vote count, ROI is not authorized to proceed with the Merger. Each of ROI and Holdco shall use its reasonable best efforts to have the F-4 and 8-A12(b) declared effective under the Securities Act and the Securities Exchange Act, respectively, as promptly as practicable after such filing, and ROI shall thereafter, in compliance with the relevant requirements of the Securities Exchange Act, file and mail or deliver the Proxy Statement to the ROI Stockholders. No amendment or supplement to the Proxy Statement or the Registration Statements will be made by ROI or Holdco without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). ROI and Holdco each will advise the other, promptly after they receive notice thereof, of the respective times when the Registration Statements have become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Shares issuable hereunder for offering or sale in any jurisdiction, or of any request by the SEC for amendment of any of the Proxy Statement or the Registration Statements or comments thereon and responses thereto or requests by the SEC for additional information. Holdco and the Company acknowledge that a substantial portion of the Proxy Statement and certain other forms, reports and other filings required to be made by ROI under the Securities Exchange Act in connection with the transactions contemplated hereby (collectively, “Additional ROI Filings”) shall include disclosure regarding Holdco and the Company and its management, operations and financial condition. Accordingly, Holdco and the Company agree to, as promptly as reasonably practicable, provide ROI with all information concerning Holdco, the Company, its management, operations and financial condition, in each case, that is reasonably required to be included in the Proxy Statement and Additional ROI Filings. Holdco and the Company shall make their managers, directors, officers and employees available to ROI and its counsel in connection with the drafting of the Proxy Statement and responding in a timely manner to comments on the Proxy Statement from the SEC. If, at any time prior to the Closing, any event or circumstance relating to Holdco or the Company, or their respective officers or directors, should be discovered by ROI, Holdco or the Company which should be set forth in an amendment or a supplement to the F-4 or Proxy Statement so that such documents would not contain any untrue statement of a material fact or failure to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, such Person shall promptly inform the other Party, and the Parties shall cooperate reasonably in connection with preparing and disseminating any such required amendment or supplement (it being understood and agreed that any information received by ROI pursuant to this Section 4.7 shall be subject to the provisions of Section 4.5). Prior to the Closing, Holdco shall use its reasonable best efforts to qualify the Shares under applicable state securities and “blue sky” laws of such jurisdictions that may be required. ROI and Holdco shall make all necessary filings with respect to the transactions contemplated by this Agreement under the Securities Act and the Securities Exchange Act and applicable Blue Sky Laws and the rules and regulations thereunder. The information relating to Holdco and the Company to be contained in the Proxy Statement, the F-4, the 8-A12(b), the Additional ROI Filings and any supplements thereto, and the information relating to Holdco and the Company that is provided by Holdco for inclusion in any other document filed with any other regulatory agency in connection herewith, shall not at (i) the time each of the F-4 and 8-A12(b) is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the ROI Stockholders, (iii) the time of the ROI Stockholder Meeting and the ROI Warrant Holder Meeting, or (iv) the Closing contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The information relating to ROI to be contained in the Proxy Statement, the F-4, the 8-A12(b), the Additional ROI Filings and any supplements thereto, and the information relating to ROI that is provided by ROI for inclusion in any other document filed with any other regulatory agency in connection herewith, shall not at (i) the time each of the F-4 and 8-A12(b) is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the ROI Stockholders, (iii) the time of the ROI Stockholder Meeting and the ROI Warrant Holder Meeting, or (iv) the Closing contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. ROI, acting through its board of directors, shall include in the Proxy Statement the recommendation of the Parent’s board that the ROI Stockholders vote in favor of the adoption of this Agreement and the approval of the ROI Stockholder Voting Matters.

4.8           Investor Presentations. ROI, the Company and Holdco shall each use its commercially reasonable efforts to cause its respective officers, employees, and advisors, including legal and accounting advisors, to provide to the other all cooperation, on a timely basis, reasonably requested that is reasonably necessary and customary in connection with preparation of investor presentations related to the transactions contemplated by this Agreement and to be available on a reasonable and customary basis for meetings, including management and other presentations and “road show” appearances.

4.9           Listing of Shares. Holdco and ROI will each use its commercially reasonable efforts to obtain prior to the Effective Time, approval for the list for trading of the Shares on the NASDAQ Stock Market.

4.10         Board Composition. Holdco shall take all such action as may be necessary (i) to cause the number of directors comprising the board of directors of Holdco (the “Holdco Board”) as of the Effective Time to be increased to seven; (ii) to cause the Holdco Board to be staggered such that no more than three seats of the Holdco Board are up for election for three-year terms in any given year; (iii) to cause the Persons set forth in Section 4.10(a) of ROI’s Disclosure Schedule (the “ROI Designated Directors”) to be appointed to the Holdco Board in accordance with the terms of the Governance Agreement as of the Effective Time; and (iv) to cause the Person set forth in Section 4.10(b) of the Company’s Disclosure Schedule (the “NSR Designated Director”) to be appointed to the Holdco Board in accordance with the terms of the Governance Agreement as of the Effective Time.

4.11         Certain Business Relationships with the Company, NSR QSR and Holdco. Except with respect to the Contracts set forth in Section 4.11 of the Company’s Disclosure Schedule, the Company shall cause all of the Contracts which are required to be set forth in Section 2.20 of the Company’s Disclosure Schedule (regardless of whether they are, in fact, so listed) to be terminated at or prior to the Closing and Holdco shall cause all of the Contracts which are required to be set forth in Section 2.28 of the Company’s Disclosure Schedule (regardless of whether they are, in fact, so listed) and Section 2.29 of the Company’s Disclosure Schedule (regardless of whether they are, in fact, so listed) to be terminated at or prior to the Closing.

4.12         Transaction Expenses. NSR, Holdco, the Company and ROI will use their respective commercially reasonable efforts not to incur aggregate Transaction Expenses in excess of the Transaction Expenses Cap.

4.13         NSR Reorganization. NSR shall use its commercially reasonable best efforts to cause the NSR Reorganization to be completed promptly following the date hereof.

4.14	Other Actions.

(a)          As promptly as practicable after execution of this Agreement, ROI will prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement. Promptly after the execution of this Agreement, ROI, Holdco and the Company shall also issue a mutually agreeable press release announcing the execution of this Agreement.

(b)          At least five days prior to Closing, ROI and Holdco shall prepare draft Form 8-Ks in connection with and announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Holdco and its accountant, and such other information that may be required to be disclosed with respect to the transactions contemplated by this Agreement in any report or form to be filed with the SEC (the “Closing Form 8-Ks”). Prior to the Closing, ROI and Holdco shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). Concurrently with the Closing, Holdco shall distribute the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, ROI and Holdco shall file the Closing Form 8-Ks with the SEC.

(c)          Prior to the Closing, Holdco shall form a Delaware limited liability company (“Merger Sub”) for the purposes of consummating the transactions contemplated by this agreement. Except for matters expressly required by this Agreement and Ancillary Agreements, or with the prior written consent of ROI (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Date, the Merger Sub shall not conduct any business except as required by applicable Law.

4.15         Holdco Recapitalization. The Parties hereto agree that Holdco shall effect a Share split, dividend or some other recapitalization that will result in NSR owning 12,545,000 Shares as of the Closing Date, together with an additional number of (i) Put Option Shares to be issued in connection with a contribution by NSR to the Company, Holdco, NSR QSR or Merger Sub of the Premium with respect to the Put Option Transaction, and (ii) Contribution Shares to be issued in connection with a contribution by an Affiliate of NSR of INR 120,000,000 to the Company on July 14, 2015. Such cash contribution of INR 120,000,000 shall be used as set forth in Section 4.3(a) of the Company’s Disclosure Schedule.

4.16         ROI Agent Designation. Prior to the Closing, the ROI Agent shall execute an agreement pursuant to which such ROI Agent shall agree to serve as the ROI Agent.

4.17         Accounts Receivable Confirmation. The Company shall use its commercially reasonable best efforts to obtain confirmation from the Company’s customers set forth in Section 4.17 of the Company’s Disclosure Schedule of the amounts due and payable, as of March 31, 2015, by such customer to the Company.

4.18         Financial Statements. After the date hereof, the Company will attach to Section 4.18 of the Company’s Disclosure Schedule a correct and complete copy of the following financial statements of the Company (collectively, the “Audited Financial Statements”): audited balance sheets, statements of income, shareholders’ equity and cash flows as of and for the fiscal years ended March 31, 2013, March 31, 2014 and March 31, 2015. Each of Holdco, the Company and NSR shall use their commercially reasonable best efforts to cause Ernst & Young to promptly complete its audit of the Financial Statements and deliver to the Company the Audited Financial Statements. The Company represents and warrants to ROI as of the date the Audited Financial Statements are attached to Section 4.18 of the Company’s Disclosure Schedule and as of the Closing Date that the Audited Financial Statements shall have been prepared in accordance with the books of account and other financial records of the Company, (except as may be indicated in the notes or schedules thereto), shall have been prepared in accordance with IFRS applied on a basis consistent with past practices of the Company and shall present fairly in all material respects the financial condition, results of operation, changes in equity and cash flow of the Company as of and for their respective dates and for the periods then ending.

4.19        Put Option. NSR may cause the Company, Holdco, NSR QSR or Merger Sub to, on or prior to the Closing Date, enter into a U.S. Dollar / Indian Rupee currency put option transaction (the “Put Option Transaction”) having (i) a put currency amount not to exceed $80,000,000, (ii) a premium not to exceed $1,000,000 (the “Premium”) and (iii) such other terms as determined by NSR in its commercially reasonable discretion, upon consultation with ROI. For the avoidance of doubt, NSR shall not be required to obtain ROI’s consent, written or otherwise, prior to entering into the Put Option Transaction.

ARTICLE 5

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

5.1           General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 77 below).

5.2           Continued Listing of Shares. Holdco will take such actions as are necessary to maintain the listing of the Shares on the NASDAQ Stock Market following the Closing.

5.3	Indemnification.

(a)          From and after the Effective Time, Holdco shall, subject to any change in additional or lesser coverage in amount, scope, cost of premium or otherwise as decided by a majority of the Holdco Board, provide or shall cause to be provided to each individual who becomes a director of Holdco (the “Covered Persons”), rights to indemnification, advancement of expenses, exculpation from liability and directors’ and officers’ insurance which are at least as favorable to such individuals as the rights to advancement of expenses, exculpation from liability and directors’ and officers’ insurance set forth in the organizational documents of ROI, currently maintained by ROI or its Affiliates, and with respect to such insurance, coverage with an annual premium in the range of $150,000 to $200,000.

(b)          For a period of six (6) years after the Closing, Holdco shall either maintain director and officer liability insurance or acquire a director and officer liability run-off policy, which in either case shall provide coverage for the individuals who were officers, directors or managers of ROI or Holdco prior to Closing comparable to the coverage provided as of the date hereof under the policy or policies maintained by ROI or its Affiliates for the benefit of such individuals.

(c)          Each of the Parties hereby acknowledge that certain of the Covered Persons have or may, in the future, have certain rights to indemnification, advancement of expenses and/or exculpation provided by other entities and/or organizations not associated with any Party, or their respective insurers (collectively, the “Other Indemnitors” and, individually, an “Other Indemnitor”). From and after the Closing Date, Holdco and each other Party hereby agrees that, with respect to any advancement or indemnification obligation owed, at any time, to any such officer, director or manager by Holdco or any Other Indemnitor, whether pursuant to any organizational document of any such Party, any indemnification agreement or other document or agreement and/or pursuant to this Section 5.3 (any of the foregoing is herein an “Indemnification Agreement”) (i) Holdco shall, at all times, be the indemnitor of first resort (i.e., its obligations to such Person shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnified party shall be secondary), (ii) Holdco shall, at all times, be required to advance the full amount of expenses incurred by such Covered Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or any Indemnification Agreement), without regard to any rights such Covered Person may have against the Other Indemnitors, and (iii) it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof.  From and after the Closing Date, each of the Parties hereby further agrees that no advancement, indemnification or other payment by the Other Indemnitors on behalf of any such Covered Person with respect to any claim for which such Covered Person has sought indemnification from Holdco shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such Covered Person against Holdco and Holdco shall indemnify and hold harmless against such amounts actually paid by the Other Indemnitors to or on behalf of such Covered Person.

(d)          From and after the Closing, in the event Holdco or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of their assets to any Person, then, and in each such case, to the extent necessary, unless occurring by operation of law, proper provision shall be made so that the successors and assigns of Holdco assume the obligations set forth in this Section 5.3.

(e)          From and after the Closing, Holdco will enter into customary indemnification agreements with each of the Covered Persons.

(f)          The provisions of this Section 5.3 (i) are intended to be for the benefit of, to grant third-party rights to and shall be enforceable by, and may not be amended without the approval of, each Covered Person and his heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

5.4           Certain Taxes. All transfer (including real estate transfer), documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the transactions contemplated hereby will be paid by Holdco, when due, and Holdco will, at the expense of Holdco, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, ROI (or ROI’s Agent) will join in the execution of any such Tax Returns and other documentation.

5.5           Use of Proceeds. Holdco shall use the Minimum Cash Amount and proceeds received in connection with the Put Option Transaction (if any) for general corporate purposes and satisfaction of the Company’s obligations in accordance with the Company’s business plan. For the avoidance of doubt, concurrent with the Closing, Holdco shall use a portion of the ROI net cash in the Trust Account and proceeds received in connection with the Put Option Transaction (if any) to (i) pay to the IL&FS Parties the IL&FS Purchase Price pursuant to the IL&FS Purchase Agreement, and (ii) repay to IL&FS Financial Services Limited the IL&FS Debt pursuant to the IL&FS Purchase Agreement.

5.6           NSR Earnout Shares. Upon the Closing, Holdco shall issue to NSR 2,000,000 earnout Shares subject to forfeiture of (i) 2,000,000 such Shares in the event that the NSR Initial Performance Hurdle has not been satisfied within nine months after the Closing Date, or (ii) 1,000,000 such Shares in the event that the NSR Subsequent Performance Hurdle has not been satisfied within nine months after the Closing Date.

5.7           Sponsor Earnout Shares. Upon the Closing, Holdco shall issue to the Sponsor (or a designee of the Sponsor or any Affiliates of the Sponsor) 307,652 earnout Shares subject to forfeiture of 307,652 such Shares in the event that the Sponsor Performance Hurdle has not been satisfied within five years after the Closing Date.

5.8           Holdco Board Committees. In addition to any committees of the Board of Directors of Holdco required by applicable Law or stock exchange listing requirements, Holdco agrees that from and after the Closing, Holdco will establish, and maintain the existence of, a nominating and corporate governance committee and a compensation committee of the Board of Directors of Holdco.

5.9           Holdco Committee Membership. Holdco agrees (a) that Thomas J. Baldwin shall be a member of the audit committee of the Board of Directors of Holdco and the compensation committee of the Board of Directors of Holdco and (b) that Joseph A. De Perio shall be a member of the nominating and corporate governance committee of the Board of Directors of Holdco, in each case for as long as either Mr. Baldwin or Mr. De Perio remain a director on the Board of Directors of Holdco.

5.10         Public Relations. For a period of one year after the Closing, Holdco shall be required to engage, and maintain the existence of such engagement with, an investor relations firm mutually satisfactory to Holdco and ROI (or the ROI Agent).

5.11         Escrow. On the 12-month anniversary of the Closing Date, NSR and the ROI Agent shall issue joint instructions to the Escrow Agent to release from the Escrow Account the Adjustment and Indemnity Shares then remaining in the Escrow Account to NSR, less the number of Adjustment and Indemnity Shares (i) owed to the ROI Stockholders pursuant to Section 7.5 and (ii) equal to the aggregate value of any unresolved Indemnifiable Matter, and thereafter, any portion of the Adjustment and Indemnity Shares not required to pay any such Indemnifiable Loss following the full and final resolution of such Indemnifiable Matter.

5.12         Holdco Equity Incentive Plan and Incentive Shares. All Parties shall take all such actions reasonably appropriate or necessary for the Holdco to approve and adopt the Holdco Equity Incentive Plan and to issue any Shares pursuant thereto in accordance with the terms and provisions of the Holdco Equity Incentive Plan.

ARTICLE 6

CONDITIONS TO OBLIGATION TO CLOSE

6.1           Conditions to Obligation of Each Party. The respective obligations of ROI, Holdco, and the Company to consummate the transactions contemplated hereby are subject to the satisfaction or written waiver (where permissible) of the following conditions:

(a)          the F-4 shall have been declared effective by the SEC and no stop order suspending the effectiveness of the F-4 shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC;

(b)          the Required ROI Vote shall have been obtained;

(c)          there shall not be any Order in effect preventing consummation of any of the transactions contemplated by this Agreement or any Proceeding seeking to restrain, prevent, change or delay the consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements;

(d)          the Shares shall have been authorized for listing on the NASDAQ Stock Market, subject to official notice of issuance; and

(e)          the closing conditions contained in the IL&FS Purchase Agreement, other than the closing condition with respect to the Closing of the transactions contemplated by this Agreement, shall have been satisfied or waived in writing by the applicable parties thereto.

6.2           Conditions to Obligation of ROI. The obligation of ROI to consummate the transactions to be performed by ROI in connection with the Closing is subject to satisfaction or written waiver (where permissible) of the following conditions:

(a)          Holdco shall have issued and delivered the Shares in accordance with Section 1.3(a);

(b)          NSR shall have deposited in escrow with the Escrow Agent, in accordance with the Escrow Agreement, the Adjustment and Indemnity Shares;

(c)          all of the representations and warranties of the Company, Holdco and NSR contained in Article 2 and in Section 4.18 of this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case of as such earlier date), except where the failure of all such representations of the Company and Holdco to be so true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, Holdco or NSR, as applicable;

(d)          the Company, Holdco, NSR and Merger Sub shall have performed and complied in all material respects with all of the covenants and agreements in this Agreement to be performed by such Party prior to or at the Closing;

(e)          no Proceeding shall be pending or threatened in writing against Holdco or the Company which would (i) prevent consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements, or (ii) cause such transactions to be rescinded following consummation;

(f)          since the date of this Agreement, there shall not have been a Material Adverse Change with respect to Holdco or the Company;

(g)          (i) Holdco and the Company shall each have delivered to ROI at the Closing a certificate, in form and substance reasonably satisfactory to ROI, confirming that each of the conditions specified above in Section 6.2(c), (d) and (f) is satisfied, and (ii) NSR shall have delivered to ROI at the Closing a certificate, in form and substance reasonably satisfactory to ROI, confirming that each of the conditions specified above in Sections 6.2(c) and (d) is satisfied;

(h)          the Consents or Permits set forth in Section 6.2(h) of the Company’s Disclosure Schedule shall have been obtained;

(i)          (i) the Company shall have delivered to ROI a certificate of the Secretary of the Company, dated the Closing Date, attaching and certifying (1) the Organizational Documents of the Company, (2) the authorizing resolutions of the Company, and (3) the incumbency and signatures of the Persons signing this Agreement and the Ancillary Agreements on behalf of the Company, and (ii) Holdco shall have delivered to ROI a certificate of the Secretary of such Person, dated the Closing Date, attaching and certifying (1) the Organizational Documents of such Person, (2) the authorizing resolutions of such Person, and (3) the incumbency and signatures of the Persons signing this Agreement and the Ancillary Agreements on behalf of such Person;

(j)          Holdco shall have delivered to ROI a good standing certificate for Holdco from the jurisdiction of Holdco’s organization and each jurisdiction in which such Person is qualified to do business;

(k)          the Escrow Agreement executed by NSR, Holdco and the Escrow Agent shall be delivered to ROI;

(l)          the Shareholder Lockup Agreement executed by Holdco, NSR and NSR Towers Mauritius, LLC shall be delivered to ROI;

(m)          the Governance Agreement executed by Holdco, NSR and NSR Towers Mauritius, LLC shall be delivered to ROI;

(n)          the Registration Rights Agreement executed by Holdco, NSR and NSR Towers Mauritius, LLC shall be delivered to ROI;

(o)          the Letter Agreement executed by Holdco, NSR and NSR Towers Mauritius, LLC shall be delivered to ROI;

(p)          termination of each Contract set forth on Section 6.2(p) of the Company’s Disclosure Schedule;

(q)          the ROI Designated Directors shall have been appointed to serve on Holdco’s Board of Directors in accordance with the Governance Agreement;

(r)          either of Thomas J. Baldwin or Joseph A. De Perio shall have been appointed to the audit committee of the Board of Directors of Holdco;

(s)          Holdco, NSR and the Company shall have provided to ROI the authorizing resolutions and agreements necessary to effect the NSR Reorganization and the NSR Reorganization shall have occurred;

(t)          the Shares issuable pursuant to Section 5.7 shall have been issued to the Sponsor (or a designee of the Sponsor or any Affiliates of the Sponsor);

(u)          the Organizational Documents of Holdco shall have been amended and restated in form and substance reasonably satisfactory to ROI; and

(v)         the NSR Reorganization shall have occurred, except to the extent the failure of the NSR Reorganization to have occurred is principally due to ROI’s action or inaction.

All such agreements, documents and other items shall be in form and substance reasonably satisfactory to ROI.

6.3           Conditions to Holdco’s and the Company’s Obligation. Holdco’s and the Company’s obligations to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction or written waiver (where permissible) the following conditions:

(a)          all of the representations and warranties of ROI contained in Article 3 of this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case of as such earlier date), except where the failure of all such representations of ROI to be so true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ROI;

(b)          ROI must have performed and complied in all material respects with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing;

(c)          no Proceeding shall be pending or threatened in writing against ROI which would (i) prevent consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements, or (ii) cause such transactions to be rescinded following consummation;

(d)          since the date of this agreement, there shall not have been a Material Adverse Change with respect to ROI;

(e)          ROI shall have delivered to Holdco at the Closing a certificate, in form and substance reasonably satisfactory to Holdco, confirming that each of the conditions specified above in Section 6.3(a), (b) and (d) is satisfied;

(f)          ROI shall have delivered to Holdco a certificate from the Secretary of ROI, dated as of the Closing Date, attaching and certifying the Organizational Documents and authorizing resolutions of ROI and certifying the incumbency and signatures of the Persons signing this Agreement and the other agreements contemplated hereby;

(g)          all of the Sponsor warrants in ROI shall have been retired for zero consideration;

(h)          following the payment of the (i) Transaction Expenses, (ii) amount to retire the issued and outstanding public warrants, and (iii) Redemption Amount, there shall be an amount of U.S. Dollars held by ROI equal to not less than INR 5,585,461,616 (the “Minimum Cash Amount”) based on the Reserve Bank of India Reference Rate on the last Business Day prior to the Closing Date; provided, however, that if the Reserve Bank of India Reference Rate on the last Business Day prior to the Closing Date (the “Closing Date Exchange Rate”) is less than 63.4928 (the “Execution Date Exchange Rate”), then the Minimum Cash Amount shall be an amount in U.S. Dollars equal to the greater of (x) (A) INR 5,585,461,616 multiplied by the quotient of (B) the Closing Date Exchange Rate divided by the Execution Date Exchange Rate (rounded up to the nearest full Indian Rupee) and (y) INR 5,155,332,223, in each case, based on the Reserve Bank of India Reference Rate on the last Business Day prior to the Closing Date;

(i)          the Redemption Amount shall not exceed $22,580,000;

(j)          the Escrow Agreement executed by ROI (and/or the ROI Agent) shall be delivered to Holdco;

(k)          the Sponsor Warrant Forfeiture Agreement shall have been executed and delivered by the parties thereto;

(l)          the Sponsor Lockup Agreement executed by the Sponsor shall delivered to Holdco;

(m)          the Governance Agreement executed by ROI shall be delivered to Holdco;

(n)          the Registration Rights Agreement executed by ROI shall be delivered to Holdco;

(o)          the NSR Designated Directors shall have been appointed to serve as a director on the Holdco Board in accordance with the Governance Agreement;

(p)          all of the issued and outstanding public warrants of ROI shall have been exchanged in accordance with Section 6.3(p) of the Company’s Disclosure Schedule;

(q)          the NSR Reorganization shall have occurred, except to the extent the failure of the NSR Reorganization to have occurred is principally due to the Company’s or NSR’s (or any of their Affiliates’) action or inaction; and

(r)          the Shares issuable pursuant to Section 5.6 shall have been issued to NSR.

All such agreements, documents and other items shall be in form and substance reasonably satisfactory to Holdco and the Company.

ARTICLE 7

REMEDIES FOR BREACHES OF THIS AGREEMENT

7.1           Indemnification of ROI Stockholders. Effective at and after the Closing, subject to the terms and conditions of this Article 7, NSR will indemnify and hold harmless the ROI Stockholders, each of their Affiliates, and their respective successors and assigns (the “ROI Indemnitees”) from and against any Indemnifiable Losses that any ROI Indemnitee actually suffered or incurred to the extent resulting from, arising out of or relating to a breach of the Fundamental Representations (the “Indemnifiable Matter”). Any payment for an Indemnifiable Loss pursuant to this Section 7.1 shall be made by the transfer to the ROI Indemnitees of that number of Adjustment and Indemnity Shares held in the Escrow Account equal to the amount of the Indemnifiable Loss divided by the price of the Share as of the Closing Date, rounded down to the nearest whole number, and subject to Sections 7.2 and 7.5.

7.2	Limitations on Indemnification.

(a)          Survival. The representations, warranties, covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except (a) Fundamental Representations will survive the execution and delivery of this Agreement until the twelve-month anniversary of the Closing Date, at which time the Fundamental Representations will expire, and (b) the agreements set forth in Article 1, Article 5, this Article 7, Article 9 and Article 10 shall continue to survive until such time as set forth therein or until the obligations therein have been satisfied.

(b)          Deductible. Subject to the other limitations set forth in this Agreement, including this Section 7.2, no amount shall be payable by NSR pursuant to an Indemnifiable Matter resulting from a breach of Sections 2.6, 2.9(c), 2.10 or 2.22, unless and until the aggregate amount of all Indemnifiable Losses otherwise payable in connection with a breach of such Indemnified Representation exceeds an amount equal to 1.00% of the value of the Shares held by NSR as of the Closing Date (the “Threshold”), after which NSR shall be liable only for those Indemnifiable Losses in excess of the Threshold, subject to Section 7.2(c).

(c)          Liability Cap. The cash value of the Adjustment and Indemnity Shares deposited into the Escrow Account by NSR shall serve as the maximum liability of NSR which may be recovered from NSR pursuant to, under, relating to or in connection with this Agreement, including pursuant to this Article 7.

(d)          No Double Recovery. In the event that any Losses for which indemnification is provided under this Article 7 are recoverable under more than one provision of this Agreement, the ROI Indemnitees will only be permitted to recover with respect to any particular Losses suffered by it one time as it is the Parties’ intention that once any particular Losses have been recovered by the ROI Indemnitees under one provision, such Losses no longer exist and, therefore, recovery by the ROI Indemnitees for such same Losses under another provision would constitute an unintended and prohibited “double” recovery.

(e)          Miscellaneous Limitations. Notwithstanding anything to the contrary contained in this Agreement or otherwise, the ROI Indemnitees will not be entitled to indemnification pursuant to Section 7.1 for any Loss (or any part thereof) underlying such indemnification claim to the extent that: (i) either the Surviving Entity or ROI Indemnitees, as applicable, could have, with commercially reasonable efforts, mitigated or prevented such Loss (or any part thereof); or (ii) such Loss (or any part thereof) directly and primarily results from or is increased by the action or inaction of the Surviving Entity or ROI Indemnitees.

7.3	Notice of Loss; Third-Party Claims.

(a)          The ROI Agent shall give NSR notice (a “Breach Notice”) of any Indemnifiable Matter (other than a Third Party Claim) which the ROI Agent has determined in good faith, has given or would give rise to a right of indemnification under this Agreement within 30 days of such determination, setting forth (i) a brief description of the nature of the Indemnifiable Matter, (ii) the underlying representation and warranty alleged to have been breached and the facts then known as it relates to the Indemnifiable Matter, (iii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iv) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance. NSR shall have 30 days after receipt of the Breach Notice to dispute the contents of the Breach Notice. If NSR and the ROI Agent are unable to resolve the disputes to the Breach Notice, if any, within 30 days of NSR’s receipt of the Breach Notice, the parties will resolve the dispute in accordance with Section 10.14.

(b)          If the ROI Agent receives notice of any Proceeding with respect to an Indemnifiable Matter which may give rise to a claim for Losses under this Article 77 (a “Third Party Claim”), within 30 days of the receipt of such notice, the ROI Agent shall, give NSR notice of such Third Party Claim; provided however, that the failure to so notify NSR will not relieve NSR from obligations under this Article 7, except to the extent that such failure shall have (i) materially adversely affected the ability of NSR to defend against or reduce its or the ROI Indemnitee’s liability or (ii) materially increased such liability or otherwise caused the Indemnifiable Losses for which NSR is obligated to be materially greater than such Indemnifiable Losses would have been had the ROI Agent given NSR prompt notice hereunder. NSR shall have the right, at its option, by written notice to the ROI Agent, to assume the entire control of the defense, compromise or settlement of the Third Party Claim, and shall be entitled to appoint a recognized and reputable counsel to be the lead counsel in connection with such defense that is reasonably satisfactory to the ROI Agent; provided that NSR’s assumption of the defense of a Third Party Claim will not, vis-a-vis the ROI Agent, constitute acceptance of liability to the ROI Agent under this Article 7. If NSR elects to assume the defense of a Third Party Claim:

(i)          NSR shall diligently and in good faith defend such Third Party Claim and shall keep the ROI Agent reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies which are not claims for monetary damages, the ROI Agent shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned;

(ii)         the ROI Indemnitees and the ROI Agent shall cooperate fully in all respects with NSR in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and the ROI Indemnitees and the ROI Agent shall make available to NSR all information and documents related to such Third Party Claim; and

(iii)        the ROI Indemnitees and the ROI Agent (A) may participate in such defense and retain one law firm reasonably satisfactory to the ROI Agent at the Surviving Entity’s expense if the ROI Agent has been advised by outside legal counsel that there exists a conflict of interest between NSR and the ROI Indemnitees or that there are one or more legal defenses available to the ROI Indemnitees which are different from or additional to those available to NSR or (B) may participate in such defense at the ROI Agent’s expense in all other circumstances.

NSR shall not be entitled to assume control of such defense if the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the ROI Indemnitees, or the Third Party Claim seeks an injunction or equitable relief against the ROI Indemnitees. If NSR fails to defend such Third Party Claim in good faith within sixty (60) days after receiving a notice of a Third Party Claim, the ROI Agent will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that NSR shall have the right to approve any settlement (which approval will not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary contained herein, NSR shall not, without the prior written consent of the ROI Agent (which consent will not be unreasonably withheld, conditioned or delayed), settle or compromise any action or consent to the entry of any judgment which does not include a full and unconditional release from all liability and obligation in respect of such action without any payment by the ROI Indemnitees. Notwithstanding anything to the contrary contained herein, the Surviving Entity shall advance to or pay on behalf of NSR or the ROI Agent the reasonable out-of-pocket costs and expenses incurred by NSR or the ROI Agent in connection with the defense of any alleged Indemnifiable Matter or Third Party Claim, including reasonable attorneys fees; provided however, if it is finally determined by a court of competent jurisdiction that NSR is liable for Indemnifiable Losses related to any such Indemnifiable Matter or Third Party Claim, the advances to or payments made on behalf of NSR shall count toward the aggregate Indemnifiable Losses incurred by the ROI Indemnitees in connection with such Indemnifiable Matter.

7.4           Other Indemnification Matters. For purposes of determining the amount of Indemnifiable Losses resulting from a breach of a Fundamental Representation (and not for the purposes of determining whether there has been a breach of such Fundamental Representation), all qualifications or exceptions in any Fundamental Representation relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining liability under this Article 7, the Fundamental Representations contained in this Agreement shall be read as if such terms and phrases were not included in them. NSR agrees that it has no claims or rights to contribution or indemnity from Holdco, NSR QSR, the Surviving Entity or the Company with respect to any Indemnifiable Loss paid pursuant to this Article 77. The ROI Indemnitees’ right to indemnification will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) by ROI or such ROI Indemnitees at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation, except that the ROI Indemnitees shall not be entitled to indemnification if ROI or the ROI Indemnitees obtained Knowledge of such inaccuracy or non-compliance prior to entering into this Agreement. For the purposes of determining whether ROI or the ROI Indemnitees had acquired or obtained Knowledge of any inaccuracy or non-compliance, ROI and the ROI Indemnitees shall be deemed to have acquired or obtained Knowledge as it relates to the information and documents contained in the Data Room as of 11:59 P.M. Eastern Time on the calendar day prior to the date hereof.

7.5           Release of Adjustment and Indemnity Shares from Escrow. Subject to the terms of the Escrow Agreement, in the event that the ROI Indemnitees are entitled to indemnification from NSR pursuant to this Article 77, the Escrow Agent shall, upon the receipt of a joint written instruction from the ROI Agent and NSR, or written instruction from the ROI Agent attaching a final non-appealable court order from a court of competent jurisdiction setting forth the amount of the Indemnifiable Loss, release and transfer to the ROI Indemnitees pursuant to this Article 7 the number of Adjustment and Indemnity Shares having an aggregate value on the date thereof equal to the amount owed to such ROI Indemnitee pursuant to this Article 7 in satisfaction of NSR’s indemnity obligations hereunder, so that each ROI Stockholder (or, as directed by ROI Agent, such ROI Stockholder’s Affiliates, successors or assigns) receives such ROI Stockholder’s Pro Rata Portion of the aggregate number of the Adjustment and Indemnity Shares to be released and transferred pursuant to this Section 7.5, rounded down to the nearest whole number with any fractional Adjustment and Indemnity Shares forfeited to the Surviving Entity for no consideration. Concurrently with such transfer, NSR shall take all actions reasonably requested by Holdco and the ROI Agent to effect such transfer, including delivering such certificates (if the Adjustment and Indemnity Shares are certificated) and related transfer powers and indemnities by NSR to the ROI Indemnitees or Holdco and providing customary representations as to organization, existence and good standing of NSR, the legal right and requisite power and authority of NSR to execute and deliver such instruments of transfer, the ownership and title to the Adjustment and Indemnity Shares so transferred, that NSR has the sole right to transfer such Adjustment and Indemnity Shares and has not granted any rights to purchase or interests of any kind in such Adjustment and Indemnity Shares to any other Person, and that upon the closing of such transfer, the ROI Indemnitees or Holdco will receive record, legal and beneficial ownership of and good title to such Adjustment and Indemnity Shares, free and clear of any Liens. NSR hereby grants a power of attorney and proxy in favor of the ROI Agent to take any action to consummate any of the actions contemplated by this Section 7.5, which power of attorney and proxy is irrevocable, coupled with an interest and shall survive indefinitely.

7.6           Exclusive Remedy. ROI HEREBY ACKNOWLEDGES AND AGREES THAT, FROM AND AFTER THE CLOSING, THE SOLE AND EXCLUSIVE REMEDY OF ROI, WITH RESPECT TO ANY AND ALL CLAIMS FOR ADVERSE CONSEQUENCES ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING FOR BREACHES OF ANY REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY, NSR OR HOLDCO, SHALL BE PURSUANT AND SUBJECT TO THE REQUIREMENTS OF THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS ARTICLE 7. ACCORDINGLY, ROI EXPRESSLY WAIVES AND RELEASES ANY REMEDY, LIABILITY AND ANY RIGHTS IT MAY HAVE PURSUANT TO LAW OR EQUITY OTHER THAN THE REMEDIES EXPRESSLY PROVIDED UNDER THIS ARTICLE 77. FURTHERMORE, ROI AND EACH ROI AGENT ON BEHALF OF ROI AND THE ROI STOCKHOLDERS COVENANTS NOT TO SUE OR OTHERWISE THREATEN ANY CLAIM THAT INCLUDES ANY REMEDY WAIVED BY THE PRECEDING SENTENCE, AND ROI AGREES THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE AGREEMENT, WAIVERS AND RELEASES CONTAINED IN THIS SECTION 7.6 ARE CONSPICUOUS. NOTWITHSTANDING ANY OF THE FOREGOING, NOTHING CONTAINED IN THIS ARTICLE 77 OR ELSEWHERE IN THIS AGREEMENT SHALL IN ANY WAY IMPAIR, MODIFY OR OTHERWISE LIMIT ROI’S RIGHT TO BRING ANY CLAIM, DEMAND OR SUIT AGAINST ANY OTHER PARTY BASED UPON SUCH OTHER PARTY’S ACTUAL FRAUD.

ARTICLE 8

TERMINATION

8.1           Termination of Agreement. This Agreement may be terminated and the transactions contemplated by the Parties hereto may be abandoned at any time prior to the Effective Time by action taken or authorized by the board of directors of the terminating party, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement by the ROI Stockholders referred to in Section 6.1(b), as follows:

(a)          by mutual written consent of each of ROI and Holdco duly authorized;

(b)          by either ROI or Holdco if the Effective Time shall not have occurred on or before 5 P.M., Eastern Time on September 20, 2015; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; provided, further, that if ROI is able to obtain the approval of its stockholders to amend its Organizational Documents to permit ROI to extend the timing upon which ROI must redeem its shares of ROI Stock in the event it fails to consummate a Business Combination (as defined in ROI’s amended and restated Certificate of Incorporation in effect as of the date hereof) (the “Extension Date”), then the date referred to in this Section 8.1(b) shall automatically be extended to the Extension Date without any further act or approval by any Party so long as such Extension Date is no later than October 31, 2015;

(c)          by ROI, if it is not in material breach of its obligations under this Agreement, and upon a breach of any representation, warranty, covenant or agreement on the part of the Company, Holdco, NSR or Merger Sub set forth in this Agreement, or if any representation or warranty of the Company, Holdco or Merger Sub shall have become untrue, in either case, such that the conditions set forth in Section 6.2(c) and Section 6.2(d) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall be become untrue; provided, however, if such breach is curable by the Company, Holdco or Merger Sub as the case may be, ROI may not terminate this Agreement under this Section 8.1(c) for so long as such breaching Party continues to exercise its best efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by ROI to the breaching Party;

(d)          by Holdco, if it is not in material breach of its obligations under this Agreement, and upon a breach of any representation, warranty, covenant or agreement on the part of ROI set forth in this Agreement, or if any representation or warranty of ROI shall have become untrue, in either case, such that the conditions set forth in Section 6.3(a) and Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall be become untrue; provided, however, if such breach is curable by ROI, Holdco may not terminate this Agreement under this Section 8.1(d) for so long as ROI continues to exercise its best efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Holdco to ROI;

(e)          by either ROI or Holdco if any Governmental Body shall have enacted, issued, promulgated, enforced or entered any Order which has become final and nonappealable, and which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement;

(f)          by either ROI or Holdco if at the ROI Stockholder Meeting, the ROI Stockholders fail to vote for and approve the ROI Stockholder Voting Matters and the Required ROI Vote is not obtained; provided that, the right to terminate this Agreement under this Section 8.1(f) shall not be available to ROI or Holdco if such party fails to fulfill its obligations to timely call and conduct the meeting of the ROI Stockholders to approve the ROI Stockholder Voting Matters; or

(g)          by Holdco, if a Triggering Event occurs.

8.2           Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement will terminate; provided, however, that Section 4.4(b), this Section 8.2 and Article 10 will survive the termination.

ARTICLE 9

DEFINITIONS

“8-A12(b)” has the meaning set forth in the definition of “Registration Statements”.

“Accountants” means an accounting firm mutually acceptable to the ROI Agent and NSR; provided, however, that if the ROI Agent and NSR are unable to agree on the choice of an accounting firm, they will each select a nationally (United States of America) recognized accounting firm, and such selected firms will jointly select a third nationally (United States of America) recognized accounting firm.

“Acquisition Proposal” has the meaning set forth in Section 4.6 above.

“Additional ROI Filings” has the meaning set forth in Section 4.7 above.

“Adjustment and Indemnity Shares” means 627,250 Shares beneficially owned by NSR.

“Adverse Consequences” means all actions, suits, proceedings, claims, costs, amounts paid in settlement, liabilities, losses, damages and other expenses (including interest, penalties, court costs and reasonable attorneys’ fees, expenses and costs of investigation, whether in connection with Third-Party Claims or claims among the Parties related to the enforcement of the provisions of this Agreement); provided that in no event will Adverse Consequences include any amounts paid in settlement, liabilities, losses, damages, and other costs or expenses that are or constitute indirect, remote, exemplary, special, consequential, diminution of value, failure to realize savings or benefits, punitive, loss profits, loss of use, or other multiple-based costs, , except to the extent payable in connection with a Third Party Claim.

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preface above.

“Ancillary Agreements” means the Escrow Agreement, the Shareholder Lockup Agreement, the Governance Agreement, the Registration Rights Agreement, the Sponsor Warrant Forfeiture Agreement, the Sponsor Lockup Agreement, the Letter Agreement and each of the other agreements being executed and delivered pursuant to this Agreement.

“Audited Financial Statements” has the meaning set forth in Section 4.18 above.

“Book-Entry Shares” has the meaning set forth in Section 1.3(b) above.

“Breach Notice” has the meaning set forth in Section 7.3(a) above.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York, the Republic of Mauritius, the Cayman Islands, or the Republic of India.

“Cash Amount” means the aggregate amount of all cash balances, bank balances, fixed deposits and cheques on hand, all determined in accordance with IFRS, consistently applied, expressed in U.S. Dollars of the Company as of 11:59 P.M. Eastern Time on the Closing Date (it being understood and agreed that if the Company initially expresses such amount in Indian Rupees, such number of Indian Rupees shall be deemed to have been converted into the number of U.S. Dollars exchangeable for an Indian Rupee based on the Reserve Bank of India Reference Rate on the Closing Date, as reported by the Reserve Bank of India).

“Certificate” has the meaning set forth in Section 1.3(b) above.

“Certificate of Merger” has the meaning set forth in Section 1.1(a) above.

“Chairman” has the meaning set forth in Section 10.14 below.

“Closing” has the meaning set forth in Section 1.5 above.

“Closing Date” has the meaning set forth in Section 1.5 above.

“Closing Date Exchange Rate” has the meaning set forth in Section 6.3(h) above.

“Closing Form 8-K” has the meaning set forth in Section 4.14(b) above.

“Closing Press Release” has the meaning set forth in Section 4.14(b) above.

“Closing Statement” has the meaning set forth in Section 1.4(a) above.

“Code” means the Internal Revenue Code of 1986, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Company” means has the meaning set forth in the preface above.

“Company Plans” has the meaning set forth in Section 2.17(a) above.

“Company Share” or “Company Shares” has the meaning set forth in the Preliminary Statements above.

“Confidentiality Agreement” has the meaning set forth in Section 4.4(b) above.

“Consent” means, with respect to any Person, any consent, approval, authorization, permission or waiver of, or registration, declaration or other action or filing with or exemption by such Person.

“Contract” means any oral or written contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement.

“Contribution Shares” means 189,873 Shares.

“Covered Persons” has the meaning set forth in Section 5.3(a) above.

“Data Room” means the Company’s electronic data room maintained by the Company from June 14, 2015 to 11:59 pm Eastern Time on the calendar day prior to the date hereof in which documents and information in connection with the transactions contemplated by this Agreement were disclosed or made available to ROI, and which documents and information shall be incorporated by reference into the Company’s Disclosure Schedule to the extent that it is reasonably apparent on its face that such document or information is relevant to any section or subsection of the Company’s Disclosure Schedule.

“Debt” means, without duplication, with respect to any Person (and all as determined in accordance with IFRS, consistently applied), any (a) obligations relating to indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or similar instruments, (c) obligations in respect of capitalized leases, (d) the principal or face amount of banker’s acceptances, surety bonds, performance bonds or letters of credit (in each case whether or not drawn), (e) obligations for the deferred purchase price of property or services, including, without limitation, the maximum potential amount payable with respect to earnouts, purchase price adjustments or other payments related to acquisitions, (f) indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) of any other Person secured by any Lien, and (g) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (f) above of any other Person, in each case together with all accrued interest thereon and any applicable prepayment, redemption, breakage, make-whole or other premiums, fees or penalties.

“Debt Amount” means the aggregate amount of all secured loans, all unsecured loans from banks, overdraft facilities, optionally convertible debentures, and provisions for premium payable on redemption of debentures, all determined in accordance with IFRS, consistently applied, expressed in U.S. Dollars of the Company as of 11:59 pm Eastern Time on the Closing Date (it being understood and agreed that if the Company initially expresses such amount in Indian Rupees, such number of Indian Rupees shall be deemed to have been converted into the number of U.S. Dollars exchangeable for an Indian Rupee based on the Reserve Bank of India Reference Rate on the Closing Date, as reported by the Reserve Bank of India).

“Designated Courts” has the meaning set forth in Section 10.15 below.

“Disclosure Schedule” means the respective disclosure schedules of ROI, the Company and Holdco on the date hereof, which such Disclosure Schedule shall be arranged in Sections corresponding to the numbered and lettered sections or subsections of this Agreement, and any information disclosed in any such section or subsection of the applicable Party’s Disclosure Schedule shall be deemed to be disclosed, apply to and qualify the section or subsection of this Agreement to which it corresponds in number or letter and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection.

“DGCL” has the meaning set forth in Section 1.1(a) above.

“DLLCA” has the meaning set forth in Section 1.1(a) above.

“Effective Time” has the meaning set forth in Section 1.1(a) above.

“Employee Benefit Plan” means any (a) deferred compensation or retirement plan, fund, program, or arrangement, (b) equity-based plan, program, or arrangement (including any share capital option, share capital purchase, share capital ownership, share capital appreciation, phantom share capital, or restricted share capital plan) or (c) other retirement, severance, bonus, profit-sharing, incentive, health insurance, medical insurance, welfare, disability insurance, life insurance, severance, vacation, fringe benefit, change in control, or other similar plan, fund, program, or arrangement.

“Environmental, Health, and Safety Requirements” means all Laws and Orders concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to the presence, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, discharge, release, threatened release, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, noise, or radiation, as generally applicable in the industry in which the Company operates in India.

“Escrow Account” has the meaning set forth in Section 1.6 above.

“Escrow Agent” means Continental Stock Transfer & Trust Company.

“Escrow Agreement” means the Escrow Agreement by and among Holdco, NSR, ROI (and/or the ROI Agent) and the Escrow Agent, in the form to be agreed to by Holdco, NSR, ROI (and/or the ROI Agent) and the Escrow Agent.

“Exchange Agent” has the meaning set forth in Section 1.3(a) above.

“Exchange Fund” has the meaning set forth in Section 1.3(a) above.

“Execution Date Exchange Rate” has the meaning set forth in Section 6.3(h) above.

“Extension Date” has the meaning set forth in Section 8.1(b) above.

“F-4” has the meaning set forth in the definition of “Registration Statements”.

“Final Cash Amount” shall be deemed to be (a) the Cash Amount set forth in the Closing Statement if no Objections Statement is delivered by the ROI Agent as specified in Section 1.4(b), or (b) if an Objections Statement is delivered by the ROI Agent, the Cash Amount set forth in the Closing Statement as adjusted by either (i) the written agreement of NSR and the ROI Agent or (ii) the determination of the Accountants.

“Final Debt Amount” shall be deemed to be (a) the Debt Amount set forth in the Closing Statement if no Objections Statement is delivered by the ROI Agent as specified in Section 1.4(b), or (b) if an Objections Statement is delivered by the ROI Agent, the Debt Amount set forth in the Closing Statement as adjusted by either (i) the written agreement of NSR and the ROI Agent or (ii) the determination of the Accountants.

“Financial Statements” has the meaning set forth in Section 2.7(a) above.

“Fundamental Representations” means the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.5, 2.6(a), 2.6(b), 2.9(c), 2.10, 2.20, 2.22, 2.24, 2.26, 2.27, 2.28 and 2.29.

“GAAP” means the generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

“Governance Agreement” means the Governance Agreement, substantially in the form of Exhibit A attached hereto.

“Governmental Body” means any foreign or domestic federal, state or local government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

“Hazardous Substances” means (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), and toxic mold or fungus of any kind or species, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental, Health, and Safety Requirements, and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated under any applicable Environmental, Health, and Safety Requirements.

“Holdco” has the meaning set forth in the preface above.

“Holdco Board” has the meaning set forth in Section 4.10 above.

“Holdco Equity Incentive Plan” means the Holdco Equity Incentive Plan, substantially in the form of Exhibit B attached hereto.

“IFRS” means the English language version of the International Financial Reporting Standards in effect from time to time as issued by the International Accounting Standards Board.

“IL&FS” means Infrastructure Leasing & Financial Services Limited.

“IL&FS Debt” means the outstanding subordinated debt in an amount equal to INR 1,800,000,000 owed by the Company to IL&FS Financial Services Limited under the terms of the Zero-coupon Optionally Convertible Debentures, issued by the Company and repayable pursuant to the terms of the IL&FS Purchase Agreement, along with interest, if applicable.

“IL&FS Parties” has the meaning set forth in the Preliminary Statements above.

“IL&FS Purchase Agreement” has the meaning set forth in the Preliminary Statements above.

“IL&FS Purchase Price” means an amount equal to INR 2,700,000,000.

“IL&FS Transaction” means (a) NSR QSR’s purchase from the IL&FS Parties, and the IL&FS Parties’ sale, transfer, assignment, conveyance and delivery of Company Shares beneficially owned by the IL&FS Parties to NSR QSR, which such Company Shares constitute all of the equity interests of the Company beneficially owned by the IL&FS Parties, free and clear of any Liens, in exchange for an amount in cash equal to the IL&FS Purchase Price, and (b) the repayment by NSR QSR to IL&FS of the IL&FS Debt, including in terms of redemption by the Company, pursuant to the terms of the IL&FS Purchase Agreement.

“Improvements” means all buildings, structures, fixtures, building systems and equipment, and all components thereof (including the roof, foundation and structural elements), included in the Real Property.

“Indemnifiable Losses” means an amount equal to (a) the amount of any Loss multiplied by the number that is (b) equal to one minus the quotient of (i) the total number of Shares beneficially owned by NSR, NSR Towers Mauritius LLC and their Affiliates on the Closing Date, divided by (ii) the total number of Shares issued and outstanding immediately after giving effect to the Closing.

“Indemnifiable Matter” has the meaning set forth in Section 7.1 above.

“Indemnification Agreement” has the meaning set forth in Section 5.3(c) above.

“Indian GAAP” means the generally accepted accounting principles in the Republic of India, as in effect from time to time, consistently applied.

“INR” means Indian Rupees.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all Software, (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Intellectual Property Licenses” means any Contract pursuant to which the Company uses Intellectual Property which is not owned by the Company or pursuant to which the Company grants any other Person the right to use any Intellectual Property owned by the Company.

“Internal Controls” has the meaning set forth in Section 3.6(d) above.

“Knowledge” means (a) in the case of the Company, the actual knowledge of Sanjeev Chachondia, Vivek Sett and Sushil Kumar Chaturvedi, in each case without the requirement of any independent verification or investigation; (b) in the case of Holdco, the actual knowledge of Parag Saxena without the requirement of any independent verification or investigation; and (c) in the case of ROI, the actual knowledge of Joseph A. De Perio and Thomas J. Baldwin, in each case without the requirement of any independent verification or investigation.

“Law” means any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, consent agreement, constitution, treaty or requirement enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including common law.

“Leakage” means any non market payments to or assumption of any Debt or liabilities of any equityholder or any Affiliate or family member of any equityholder or Affiliate, including the amount of any Taxes (including the employer portion of any payroll Taxes); provided that Leakage shall not include any Transaction Expenses.

“Leased Real Property” means all leasehold or subleasehold estates and other material rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held or granted by the Company.

“Leases” means all written or oral leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company holds or grants a leasehold or subleasehold estate or other rights to use or occupy any Leased Real Property.

“Letter Agreement” means the Letter Agreement, substantially in the form of Exhibit C attached hereto.

“Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, transfer restriction (other than restrictions under the Securities Act and state securities laws), right of first refusal, easement, right of way or zoning restriction, other than any license of Intellectual Property.

“Losses” means all Adverse Consequences directly relating to an Indemnifiable Matter.

“Material Adverse Effect” or “Material Adverse Change” means any event, change, development, occurrence, condition or effect with respect to a Party that has had a material and adverse effect on (a) the business, financial condition or results of operations of such Party, taken as a whole or (b) the ability of a Party to consummate the transactions contemplated by this Agreement; provided that, to the extent any such event, change, development, occurrence, condition or effect having the results described in the foregoing results from any of the following, it shall not constitute or be taken into account in determining whether there has been a Material Adverse Effect or a Material Adverse Change: (i) changes generally affecting the economy, capital, financial, credit or securities markets, including changes in interest and exchange rates; (ii) changes in general legal, tax, regulatory, political or business conditions in countries in which the Party does business, (iii) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated by this Agreement and the Ancillary Agreements, or the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including the impact thereof on relationships, contractual or otherwise, with third-parties, including customers, suppliers, vendors, lenders, investors, venture partners or employees; (iv) any failure of such Party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, provided, however, that the facts and circumstances underlying any such failure may, except as may otherwise be limited by this definition, be considered in determining whether a Material Adverse Effect or a Material Adverse Change has occurred; (v) any outbreak or escalation of war, armed hostilities, sabotage, or any act of terrorism or any escalation or worsening of any such acts of war, armed hostilities, sabotage or act of terrorism underway as of the date hereof; (vi) general conditions (including market or economic conditions) in the industries in which such Party operates (except to the extent the party suffering such event is affected in a materially disproportionate manner relative to other companies in the industries in which such Party conducts business); (vii) a change in IFRS or the generally accepted accounting principles in the United States, as in effect from time to time, of a Party, as applicable, or interpretations thereof; (viii) earthquakes, hurricanes, floods, or other natural disasters; or (ix) any action taken by a Party at the written request or with the written consent of the other Parties; provided further, in each of clauses (i), (ii) and (v) of this definition, so long as such event, change, development, occurrence, condition or effect referenced do not have a disproportionate effect on such Party (as compared to other participants in the industry in which such Party operates).

“Material Contracts” means, collectively, the Contracts required to be listed in Section 2.13(a) of the Company’s Disclosure Schedule.

“Merger” has the meaning set forth in the Preliminary Statements above.

“Merger Consideration” has the meaning set forth in Section 1.2 above.

“Merger Sub” has the meaning set forth in Section 4.14(c) above.

“Minimum Cash Amount” has the meaning set forth in Section 6.3(h) above.

“Most Recent Fiscal Year End” has the meaning set forth in Section 2.7(a) above.

“NK Tele” has the meaning set forth in the Preliminary Statements above.

“N.K. Telecom” has the meaning set forth in the Preliminary Statements above.

“Net Adjustment Amount” means an amount, which may be positive or negative, equal to (a) $127,200,000, minus (b) (i) the Final Debt Amount, minus (ii) the Final Cash Amount.

“NSR Designated Director” has the meaning set forth in Section 4.10 above.

“NSR Initial Performance Hurdle” means that the last sales price of the Shares on the NASDAQ Stock Market for any 20 trading days within any 30-trading day period within nine (9) months from the Closing Date (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) equals or exceeds $11.50 per Share (as reported by Bloomberg L.P. or a similar organization or agency succeeding in its functions of reporting prices).

“NSR” has the meaning set forth in the preface above.

“NSR QSR” has the meaning set forth in the Preliminary Statements above.

“NSR Reorganization” means (i) the formation of Holdco, (ii) the purchase of Company Shares beneficially owned by NSR by NSR QSR for shares in NSR QSR, (iii) the transfer of all of the equity interests in NSR QSR held by NSR to Holdco for the Shares, (iv) the formation of NSR Towers Mauritius LLC, (v) the transfer of all of the equity interests in NSR QSR held by certain NSR Affiliates to NSR Towers Mauritius LLC for shares in NSR Towers Mauritius LLC, and (vi) the transfer of all of the equity interests in NSR QSR held by NSR Towers Mauritius LLC to Holdco for Shares.

“NSR Subsequent Performance Hurdle” means that the last sales price of the Shares on the NASDAQ Stock Market for any 20 trading days within any 30-trading day period within nine (9) months from the Closing Date (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) equals or exceeds $13.00 per Share (as reported by Bloomberg L.P. or a similar organization or agency succeeding in its functions of reporting prices).

“Objections Statement” has the meaning set forth in Section 1.4(b) above.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice.

“Organizational Documents” means (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement or partnership agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Other Indemnitor” shall have the meaning set forth in Section 5.3(c).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by the Company.

“Party” has the meaning set forth in the preface above.

“Permit” means any license, import license, export license, franchise, authorization, permit, certificate, certificate of occupancy issued by any Person.

“Permitted Lien” means any (a) Liens for Taxes not yet due or payable or for Taxes that the Company is contesting in good faith through appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the balance sheet contained within the Financial Statements, or for which contingent liabilities have been disclosed in the Financial Statements, (b) Liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (c) all defects, exceptions, restrictions, easements, covenants, reservations, rights of way or other similar matters of title of record, (d) title of a lessor under a capital or operating lease, (e) Liens created by or through ROI, (f) liens arising under this Agreement, (g) easements, encroachments or other encumbrances or conditions that would have been disclosed by an accurate survey of the Real Property, (h) zoning ordinances, restrictions, prohibitions and other requirements imposed by any Governmental Body or other third party, all of which do not materially interfere with the conduct of the business of the Company, (i) Liens arising under Contracts with third parties as expressly stated therein; (j) pledges or deposits to secure the obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (k) imperfections of title or encumbrances that, individually or in the aggregate, do not impair materially, and would not reasonably be expected to impair materially, the continued use and operation of the assets to which they relate, and (l) Liens that will be released at Closing as a consequence of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Premium” has the meaning set forth in Section 4.19 above.

“Proceeding” means any action, audit, lawsuit, litigation, investigation or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Governmental Body or arbitrator.

“Pro Rata Portion” means the percentage obtained by dividing (a) the number of shares of ROI Stock owned by an ROI Stockholder as of the Closing Date (after taking into account any redemptions of ROI Stock by ROI Stockholders pursuant to ROI’s Organizational Documents) by (b) the total number of shares ROI Stock issued and outstanding as of the Closing Date (after taking into account any redemptions of ROI Stock by ROI Stockholders pursuant to ROI’s Organizational Documents).

“Proxy Statement” means the proxy statement to be filed by ROI with the SEC in connection with the transactions contemplated by this Agreement.

“Put Option Shares” means the number of Shares equal to the amount of the Premium, divided by $10, rounded down to the nearest whole number.

“Put Option Transaction” has the meaning set forth in Section 4.19 above.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Receivables” has the meaning set forth in Section 2.7(c) above.

“Redemption Amount” means the amount payable to ROI’s public stockholders who have properly elected to exercise their redemption rights with respect to their ROI Stock pursuant to ROI’s Organizational Documents.

“Registration Rights Agreement” means the Registration Rights Agreement, substantially in the form of Exhibit D attached hereto.

“Registration Statements” shall mean Holdco’s Registration Statement on Form F-4 (the “F-4”), for the registration under the Securities Act of the Shares to be issued in connection with this Agreement, and references to which shall include the Proxy Statement and Holdco’s Registration Statement on Form 8-A (the “8-A12(b)”) for the registration under Section 12(b) of the Securities Exchange Act of the Shares, as each may be amended from time to time.

“Required ROI Vote” means the vote of such holders of shares of ROI’s Stock as set forth in the Proxy Statement required to approve the ROI Stockholder Voting Matters.

“ROI” has the meaning set forth in the preface above.

“ROI Agent” has the meaning set forth in Section 10.17(a) below.

“ROI Designated Directors” has the meaning set forth in Section 4.10 above.

“ROI Indemnitees” has the meaning set forth in Section 7.1 above.

“ROI Material Contracts” has the meaning set forth in Section 3.10(a) above.

“ROI Preferred Stock” has the meaning set forth in Section 3.3 above.

“ROI SEC Reports” has the meaning set forth in Section 3.6(a) above.

“ROI Stock” has the meaning set forth in the Preliminary Statements above.

“ROI Stockholders” means the holders of ROI Stock as of the Closing Date (after taking into account any redemptions of ROI Stock by ROI Stockholders pursuant to ROI’s certificate of incorporation).

“ROI Stockholder Meeting” means a meeting of the stockholders of ROI to vote on the ROI Stockholder Voting Matters.

“ROI Stockholder Voting Matters” means, collectively, proposals to approve (i) the adoption of this Agreement and the approval of the Mergers and the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) any other proposals submitted to the vote of ROI’s stockholders in the Proxy Statement.

“ROI Warrant Agreement” means the Warrant Agreement, dated as of September 6, 2013, between ROI and Continental Stock Transfer & Trust Company,

“ROI Warrant Holder Meeting” means a meeting of the ROI Warrant Holders to vote on the ROI Warrant Holder Voting Matters.

“ROI Warrant Holder Voting Matters” means, collectively, proposals to approve the proposals submitted to the vote of ROI Warrant Holders in the Proxy Statement.

“ROI Warrant Holders” means holders of ROI Warrants, including the Sponsor.

“ROI Warrants” means warrants to purchase one-half share of common stock of ROI issued by ROI in connection with its initial public offering pursuant to the ROI Warrant Agreement.

“Rules” has the meaning set forth in Section 10.14 below.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Shareholder Lockup Agreement” means the Lockup Agreement, substantially in the form of Exhibit E attached hereto.

“Shares” means the ordinary shares, par value $1.00 per share of Holdco, or such ordinary shares of Holdco adjusted to reflect any changes to the share capital of Holdco (including any share split, reorganization, recapitalization, reclassification or redesignation, combination, exchange of shares or other changes whatsoever).

“SIAC” has the meaning set forth in Section 10.14 below.

“Software” means computer software programs (and all enhancements, versions, releases, and updates thereto), including software compilations, software tool sets, compilers, higher level or “proprietary” languages and all related programming and user documentation, whether in source code, object code or human readable form, or any translation or modification thereof that substantially preserves its original identity.

“Sponsor” means GEH Capital, Inc.

“Sponsor Lockup Agreement” means the Lockup Agreement, substantially in the form of Exhibit F attached hereto.

“Sponsor Performance Hurdle” means that the last sales price of the Shares on the NASDAQ Stock Market for any 20 trading days within any 30-trading day period within five (5) years from the Closing Date (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) equals or exceeds $13.00 per Share (as reported by Bloomberg L.P. or a similar organization or agency succeeding in its functions of reporting prices).

“Sponsor Warrant Forfeiture Agreement” means the Sponsor Warrant Forfeiture Agreement, substantially in the form of Exhibit G attached hereto.

“Subsidiary” means, with respect to any Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Surviving Entity” has the meaning set forth in Section 1.1(a) above.

“Systems” has the meaning set forth in Section 2.19 above.

“Tax” or “Taxes” means any federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, abandoned property or escheat, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge (and any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 7.3(b) above.

“Tower Site” means the tracts of real property, either owned or leased, on which the Tower Structures are located.

“Tower Structure” means communications tower structures and improvements (including buildings) situated at the Tower Sites and all of the Company’s right, title and interest therein or appurtenant thereto, including rights to all attached tower lighting equipment; AM detuning systems; grounding systems (including tower foundations); storage, equipment shelters (including foundations) or other buildings exclusively for use by third party tenants; temporary or portable on-site buildings that include shared equipment; and physical improvements on each Tower Site, including without limitation fencing.

“Threshold” has the meaning set forth in Section 7.2(b) above.

“Transaction Expenses” means any and all (a) legal, accounting, tax, financial advisory, environmental consultants and other professional or transaction related costs, fees and expenses (including costs, fees and expenses resulting from, based upon or arising out of the NSR Reorganization), incurred by ROI, Holdco, NSR or the Company in connection with this Agreement and the Ancillary Agreements or in investigating, pursuing or completing the transactions contemplated hereby and thereby (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers), (b) payments, bonuses or severance which become due or are otherwise required to be made as a result of or in connection with the Closing or as a result of any change of control or other similar provisions, and (c) payroll, employment or other Taxes, if any, required to be paid by Holdco or the Company with respect to the amounts payable pursuant to this Agreement, the amounts described in clause (a) and (b), or the forgiveness of any loans or other obligations owed by Holdco’s or the Company’s shareholders or employees in connection with the transactions contemplated by this Agreement.

“Transaction Expenses Cap” means an amount equal to $8,200,000.

“Triggering Event” means an event, which shall be deemed to have occurred if: (i) the ROI board withdraws, modifies or changes its recommendation of any of this Agreement or the transactions contemplated by this Agreement in a manner adverse to the Company or Holdco, or shall have resolved to do so; (ii) the ROI board shall have recommended to the ROI Stockholders an alternative transaction or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any alternative transaction; (iii) ROI shall have failed to include in the Proxy Statement the recommendation of the ROI board in favor of the approval and adoption of this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements; or (iv) the ROI Stockholder Voting Matters are not, on or before October 31, 2015, submitted for approval at the meeting of the ROI Stockholders (other than through the fault (whether by action or inaction) of the Company, Holdco, NSR or their Affiliates).

“Trust Account” has the meaning set forth in Section 3.17 above.

“Trust Fund Agreement” has the meaning set forth in Section 3.17 above.

ARTICLE 10

MISCELLANEOUS

10.1         Press Releases and Public Announcements. Except as may be required by applicable Law, none of ROI, Holdco, NSR or the Company shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties, which consent will not be unreasonably withheld, conditioned or delayed.

10.2         No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective heirs, successors, permitted assigns and legal representatives, and, except with respect to NSR with respect to Section 5.6, the Sponsor with respect to Section 5.7, the indemnified parties with respect to Section 5.3 and the ROI Indemnitees as provided in Article 7, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.3         Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes, except as set forth in Section 4.4(b), all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THEIR RESPECTIVE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLES 2 AND 3, AS THE CASE MAY BE, OF THIS AGREEMENT, NONE OF THE PARTIES MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING IN RESPECT OF ANY INTERNAL OR PUBLISHED PROJECTIONS, FORECASTS, ESTIMATES OR PREDICTIONS IN RESPECT OF REVENUES, EARNINGS OR OTHER FINANCIAL OR OPERATING METRICS OF THE COMPANY FOR ANY PERIOD, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

10.4         Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign (whether pursuant to a merger, by operation of law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

10.5         Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.6         Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7         Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail or facsimile, on the date of transmission to such recipient, (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to the Company, or Holdco:

Ascend Telecom Infrastructure Private Limited

Bagmane Lake View Building

Ground Floor, B Block

Bagmane Tech Park, C.V. Raman Nagar

Bangalore – 560 093

Attention: Sushil Kumar Chaturvedi V.S.S.M, Director & CEO

Facsimile: +91 80 6695 1201

Email: skc@ascendtele.com

Copy to:	Jones Day 222 E. 41st Street New York, NY 10017 Attention: Brien M. Wassner Facsimile: +1 212 326 3998 Email: bwassner@jonesday.com
If to ROI or ROI Agent:	ROI Acquisition Corp. II c/o Clinton Group, Inc. 601 Lexington Avenue New York, NY 10022 Attention: Joseph A. De Perio Email: joseph.deperio@clinton.com

Copy to:	McDermott Will & Emery LLP 340 Madison Avenue New York, NY 10173 Attention: Joel L. Rubinstein, Esq. Facsimile: +1 212 547 5444 Email: jrubinstein@mwe.com

If to NSR:	NSR-PE Mauritius, LLC 4th Floor, Tower A, 1 Cybercity, Ebene, Mauritius Attention: Sarfoodeen Fazankhan

Facsimile: +230 404 2601 Email: sfazankhan@citco.com
Copy to:	Jones Day 222 E. 41st Street New York, NY 10017 Attention: Brien M. Wassner Facsimile: +1 212 326 3998 Email: bwassner@jonesday.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.8         Governing Law. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in law or equity, whether in contract, tort, under statute or otherwise, shall be governed by and construed in accordance with the domestic Laws of the State of New York (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York, except to the extent that the Laws of another jurisdiction would be mandatorily applicable to the transactions contemplated hereby.

10.9         Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10         Specific Performance. Each of the Parties hereby acknowledge and agree that irreparable damage would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms and in the event of breach of this Agreement by a Party, the non-breaching Party would not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the non-breaching Party may be entitled, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

10.11         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

10.12         Construction. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and “without limitation”, (d) references to “hereunder” or “herein” relate to this Agreement, (e) the non-capitalized word “day” means calendar day, (f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”, (g) except as otherwise specifically provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith, (h) except as otherwise specifically provided herein, all references in this Agreement to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, qualified, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules, annexes and exhibits attached thereto, and (i) the parties have participated jointly in negotiating and drafting this Agreement, and in the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any provision of this Agreement. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Capitalized terms set forth in the Exhibits and Disclosure Schedules attached hereto shall have the same meanings as set forth in this Agreement, unless defined otherwise in such Exhibit or Disclosure Schedule. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

10.13         Currency Exchange. All monetary amounts in this Agreement, unless otherwise expressly set forth herein, are expressed in U.S. Dollars. To the extent that (a) any amount expressed in U.S. Dollars hereunder requires, in whole or in part, conversion into Indian Rupees, or (b) any amount expressed in Indian Rupees hereunder requires, in whole or in part, conversion into U.S. Dollars, in each case, in order to give full effect to this Agreement, such number of Indian Rupees or U.S. Dollars, as the case may be, shall be deemed to have been converted into the number of U.S. Dollars exchangeable for an Indian Rupee or Indian Rupees exchangeable for U.S. Dollars, as the case may be, as reported by Bloomberg at 12:00 P.M. on July 17, 2015.

10.14         Arbitration. All claims, disputes, or controversies arising under or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be resolved by binding arbitration in Singapore administered by the Singapore International Arbitration Centre (“SIAC”) under the Arbitration Rules of the SIAC (the “Rules”). The arbitration shall be conducted before a panel of three arbitrators. ROI and Holdco shall select one arbitrator in accordance with the Rules.  ROI and Holdco shall each then attempt to agree on the third arbitrator (the “Chairman”) within thirty (30) days of the confirmation of the second arbitrator.  If ROI and Holdco fail to agree on the Chairman within such period, then such Chairman shall be appointed by SIAC in accordance with the Rules.  The arbitration shall be conducted in the English language.  Any dispute submitted to arbitration shall be governed by the Rules and construed and interpreted in accordance with the Laws of the State of New York, pursuant to Section 10.8 (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York, except to the extent that the Laws of another jurisdiction would be mandatorily applicable the transactions contemplated hereby.  The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable, including but not limited to injunctive relief, whether interim and/or final, and any provisional measures ordered by the arbitrators may be enforced by any court of competent jurisdiction.  Notwithstanding the foregoing, nothing in this Agreement shall prevent either party from seeking any provisional/preliminary relief (including, but not limited to, injunctions, attachments or other such orders in aid of arbitration) from any court of competent jurisdiction, and any such application to a court for provisional/preliminary relief shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.  Except as may be otherwise required by Law or subpoena, the Parties (including their counsel and other representatives), the witnesses and the arbitrators may not disclose the existence, contents or results of any arbitration conducted hereunder without the prior written consent of the Parties. Any award rendered by the arbitrators shall be final and binding on the Parties, and each Party hereto waives to the fullest extent permitted by Law any right it may otherwise have under the Laws of any jurisdiction to any form of appeal of, or collateral attack against, such award. Judgment upon any awards rendered by the arbitrators may be entered in any court having jurisdiction thereof, including any court having jurisdiction over any of the Parties or their assets.  All costs and fees incurred by the prevailing Party in connection with the judicial enforcement of any arbitral award, including all attorneys’ fees, shall be paid by the non-prevailing Party, and the court shall have the authority to award such costs and fees to the prevailing Party. Except to the extent necessary to confirm a reward or as maybe required by Law, none of the Parties and the arbitrator may disclose the existence, content, or results of an arbitration without written consent of the Parties to such arbitration.

10.15         Exclusive Jurisdiction. Subject to the provisions of Section 10.14 hereof, each of the Parties irrevocably submits to the exclusive jurisdiction of any New York State or federal court sitting in the borough of Manhattan in New York City and any state or federal appellate court therein (collectively, the “Designated Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Section 10.14 or to prevent irreparable harm, and to the non-exclusive jurisdiction of the Designated Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document in compliance with Section 10.7 shall be effective service of process for any action, suit or proceeding in the Designated Courts with respect to any matters to which it has submitted to jurisdiction in this Section 10.15. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Designated Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient or improper forum. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

10.16         Trust Account Waiver. Each of the Company, NSR and Holdco acknowledges and agrees that ROI is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets. Each of the Company, NSR and Holdco acknowledges and agrees that ROI’s sole assets consist of the cash proceeds of ROI’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. For and in consideration of ROI entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Company, NSR and Holdco, on behalf of itself and any of their respective managers, directors, officers, affiliates, members, shareholders, trustees, hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account, and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, any such claims against ROI arising under this Agreement.

10.17	The ROI Agent.

(a)          Upon receipt of the Required ROI Vote, each ROI Stockholder shall be deemed to have appointed each of Thomas J. Baldwin and Joseph A. De Perio (or any one of them acting singly) (collectively, the “ROI Agent”) to serve as the ROI Agent for and on behalf of ROI and the ROI Stockholders, to give and receive notices and communications in connection with this Agreement and the transactions contemplated hereby, to take all actions on behalf of ROI and the ROI Stockholders pursuant to this Agreement and any Ancillary Agreement, and to take all actions necessary or appropriate in the judgment of the ROI Agent for the accomplishment of the foregoing. More specifically, the ROI Agent shall have the authority to make all decisions and determinations and to take all actions (including giving Consents or agreeing to any amendments to this Agreement or any Ancillary Agreement or to the termination hereof or thereof) required or permitted hereunder on behalf of ROI and each ROI Stockholder, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of ROI and each ROI Stockholder, and any notice, communication, document, certificate or information required (other than any notice required by Law) to be given to any such ROI Stockholder hereunder or pursuant to any Ancillary Agreement shall be deemed so given if given to the ROI Agent. The ROI Agent shall be authorized to take all actions on behalf of ROI and ROI Stockholders in connection with any claims made under Article 7 of this Agreement, to defend or settle such claims, and to make payments in respect of such claims on behalf of the ROI Stockholders. No bond will be required of the ROI Agent, and the ROI Agent will receive no compensation for its services. Notices or communications to or from the ROI Agent will constitute notice to or from ROI and each ROI Stockholder.

(b)          The ROI Agent will not be liable for any act done or omitted hereunder as the ROI Agent while acting in good faith and not in a manner constituting gross negligence or willful misconduct, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith. The ROI Stockholders will severally indemnify the ROI Agent and hold the ROI Agent harmless against any Adverse Consequences incurred without gross negligence or willful misconduct on the part of the ROI Agent and arising out of or in connection with the acceptance or administration of the ROI Agent’s duties hereunder.

(c)          A decision, act, consent or instruction of the ROI Agent will constitute a decision of ROI and all of the ROI Stockholders and will be final, binding and conclusive upon ROI and the ROI Stockholders. The Company and Holdco are each hereby entitled to rely on all statements, representations and decisions of the ROI Agent and shall have no liability to ROI, ROI Stockholders and the ROI Agent in connection with any actions taken or not taken in reliance on such statements, representations and decisions of the ROI Agent.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

ROI ACQUISITION CORP. II

By:	/s/ Thomas J. Baldwin
Name:	Thomas J. Baldwin
Title:	Chairman and Chief Executive Officer

ASCEND TELECOM HOLDINGS LIMITED

By:	/s/ Parag Saxena
Name:	Parag Saxena
Title:	Director

ascend telecom INFRASTRUCTURE private limited

By:	/s/ Parag Saxena
Name:	Parag Saxena
Title:	Director and CEO

NSR-PE MAURITIUS LLC

By:	/s/ Parag Saxena
Name:	Parag Saxena
Title:	CEO